Loan and Security Agreement

Dated as of January 6, 2021

by and between

Old Plank Trail Community Bank, N.A.

and

Halo, Purely for Pets, Inc.

Old Plank Trail Community Bank, N.A.
Halo, Purely for Pets, Inc.
Loan and Security Agreement

Table of Contents

1	Definitions And Terms	1
2	Loans: Disbursements, Interest Rates, Loan Requests and Fees	13
2.1	Loans.	13
2.2	Letters of Credit	14
2.3	Interest Rates and Fees.	15
2.4	Computation of Interest and Fees.	17
3	Loans: General Terms	18
3.1	Payments.	18
3.2	Late Payment Provision	19
3.3	Notes	19

3.4	One Loan	19
3.5	Use of Loan Proceeds	19
3.6	Representation and Warranty	20
3.7	Authorization to Disburse	20
3.8	Payment of Costs, Fees and Expenses	20
3.9	Debit of Accounts	20
3.1	Application of Payments	20
4	Collateral: General Terms	20
4.1	Grant of Security Interest	20
4.2	Supplemental Documentation	21
4.3	Inspections and Verifications	21
4.4	Liens/Collateral Locations	22
4.5	Deposit of Collateral	22
4.6	Account Earnings Credit	23
4.7	Assignment of Competing Security Interest	23
4.8	Possessory Collateral	23
4.9	Additional Collateral	23
4.1	No Custom or Waiver	23
4.11	Lien on Realty	23
4.12	Collateral	24
5	Collateral: Accounts	24
5.1	Eligible Accounts	24
5.2	Notice of Ineligible Accounts	25
5.3	Additional Representations, Warranties and Covenants	26
5.4	Revolving Loan	26
5.5	Verification of Accounts	26
5.6	Notices Regarding Account Debtors	26
5.7	Notice Regarding Disputed Accounts	26
5.8	Attorney and Agent-In-Fact	27
6	Collateral: Inventory	27
6.1	Eligible Inventory. “	27
6.3	Sale of Inventory	28
6.4	Responsibility for Inventory	28
7	Equipment	28
7.1	Representations, Warranties and Covenants	28
7.2	Maintenance of Equipment	28
7.3	Evidence of Ownership	28
7.4	Records and Schedules of Equipment	28
8	Insurance and Taxes	28
8.1	Insurance	28

8.2	Taxes	29
9	Representations, Warranties and Covenants: General	29
9.1	Representations and Warranties	29
9.2	Covenants	32
9.3	Negative Covenants	35
9.4	Financial Covenant	36
9.5	Financial Reporting	36
10	Conditions Precedent	37
10.1	Conditions to Initial Funding	37
10.2	Conditions to Subsequent Fundings	39
11	Event of Default; Remedies	39
11.1	Events of Default	39
11.2	Cumulative Remedies	41
11.3	Discontinuing Advances	41
11.4	Remedies	41
11.5	Assembling Collateral	41
12	General	42
12.1	Bank Accounts	43
12.2	Application of Payments	43
12.3	Additional Representations, Warranties and Covenants	43
12.4	Modification and Assignment of Loan Documents	43
12.5	Waiver of Defaults	43
12.6	Severability	43
12.7	Successors and Assigns	43
12.8	Incorporation of Other Agreements; Exhibits; and Schedules	44
12.9	Survival of Termination	44
12.1	Waiver of Notices	44
12.11	Authority to Execute and Borrow	44
12.12	Costs, Fees and Expenses	44
12.13	Binding Agreement; Governing Law	44
12.14	Notices	45
12.15	Release of Claims	45
12.16	Capital Adequacy Charge	45
12.17	Headings	46
12.18	Maximum Interest	46
12.19	Construction	46
12.2	Revival of Liabilities	46
12.21	General Indemnity	46
12.22	Environmental and Safety and Health Indemnity	47
12.23	Completion of Loan Agreement and Other Agreements.	47

12.24	Patriot Act	47
12.25	Disclosure of Information	47
12.26	Merger Clause/Counterparts	47
12.28	SERVICE OF PROCESS	48
12.29	JURISDICTION; VENUE	48
12.3	JURY WAIVER	48
12.31	CONFESSION OF JUDGMENT	48

SCHEDULES

Schedule 1.1(A) - Existing Permitted Indebtedness
Schedule 1.1(B) - -Permitted Liens
Schedule 4.1 - Commercial Tort Claims
Schedule 4.2 - Borrower’s Information
Schedule 4.4 - Chief Executive Office and Collateral Locations
Schedule 4.11 - Real Property Owned by Borrower
Schedule 9.1(F) - Litigation
Schedule 9.1(Q) - Borrower and Subsidiary Capital Structure
Schedule 9.1(S) - Labor Relations
Schedule 9.3(D) – Investments
Schedule 9.6 – Separateness Covenants

Loan and Security Agreement

This Loan and Security Agreement (this “Loan Agreement”) is made and entered into as of January 6, 2021 (the “Effective Date”), by and between Old Plank Trail Community Bank, N.A., a national banking association, with an office located at 5300 W. 95th Street, Oak Lawn, Illinois 60453 (“Lender”), and Halo, Purely for Pets, Inc., a Delaware corporation, with its chief executive office located at 12400 Race Track Road, Tampa, Florida 33626 (“Borrower”).

W I T N E S S E T H:

Whereas, Borrower desires Lender to provide certain extensions of credit, loans or other financial accommodations to Borrower in accordance with this Loan Agreement (collectively the “Financial Accommodations”);

Whereas, Lender is willing to provide the Financial Accommodations to Borrower, but solely on the terms and subject to the conditions set forth in this Loan Agreement and the other documents, instruments and agreements executed and delivered pursuant to this Loan Agreement or referenced herein.

Now Therefore, in consideration of the Financial Accommodations, the mutual promises and understandings of Lender and Borrower set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower hereby agree as set forth in this Loan Agreement.
1.Definitions And Terms

1.1 The following words, terms or phrases shall have the following meanings:

“Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Account”, “Document”, “Document of Title”, “Electronic Chattel Paper”, “ Equipment”, “Fixture”, “General Intangibles”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter of Credit Rights”, “Payment Intangibles”, “Proceeds”, “Supporting Obligations” and “Tangible Chattel Paper” shall have their respective meanings as set forth in the Illinois Uniform Commercial Code, as amended or restated from time to time.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, owns, controls or is controlled by, or is under common control with, any other Person. A Person shall be presumed to control another Person if such Person is the direct or indirect legal or beneficial owner of more than fifteen percent (15%) of the outstanding Equity Interests of such other Person.

“Applicable Margin” means (i) with respect to LIBOR Loans, the rate per annum equal to 2.50%, and (ii) with respect to Prime Rate Loans, the rate per annum equal to 1.50%.

“Bank Product Agreements” means those certain agreements entered into from time to time by Borrower with Lender or any Affiliate of Lender concerning Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower to Lender or any Affiliate of Lender pursuant to or evidenced by Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Products” means any service or facility extended to Borrower by Lender or any Affiliate of Lender, including (1) credit cards, (2) credit card processing services, (3) debit cards, (4) purchase cards, (5) ACH Transactions, (6) cash management, including controlled disbursement, accounts or services, loan sweep arrangements, or (7) Rate Management Agreements.

“Benchmark” means, initially, the LIBOR Rate; provided, however, that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, has occurred with respect to LIBOR Rate, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of Section 2.5(e).

“Benchmark Replacement” means the sum of: (i) the alternate benchmark rate or rates that has or have been selected by Lender in consultation with Borrower as the replacement for the then-current Benchmark which Lender generally applies to other similarly situated loans for similar credit facilities after giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the relevant governmental authority or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated credit facilities, and (ii) the spread adjustment or adjustments, or methods for calculating or determining such spread adjustment or adjustments, (which may be a positive or negative value or zero) that has or have been selected by Lender in consultation with Borrower which Lender generally applies to its other similarly situated loans for similar credit facilities after giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable unadjusted Benchmark Replacement by the relevant governmental authority or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable unadjusted Benchmark Replacement for U.S. dollar-denominated credit facilities; provided, that (A) for the avoidance of doubt Lender shall not be obligated to select the same alternate benchmark rate or rates or spread adjustment or adjustments, or methods for calculating or determining such spread adjustment or adjustments, for all principal amounts outstanding under the Notes and may select multiple such rates, spread adjustments or methods and (B) if the Benchmark Replacement as so determined would be less than zero percent (0.00%), the Benchmark Replacement will be deemed to be zero percent (0.00%).

“Benchmark Replacement Conforming Changes” means any technical, administrative or operational changes (including changes to the timing and frequency of determining rates and making payments of interest and other administrative matters) that Lender decides may be appropriate to reflect the adoption and implementation of a Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, a public statement or publication of information: (i) by or on behalf of the administrator of the Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component), (ii) by the regulatory supervisor for the administrator of the Benchmark (or the published component used in the calculation thereof), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component), or (iii) by the regulatory supervisor for the administrator of the Benchmark (or the published component used in the calculation thereof) announcing that the Benchmark (or such component) is no longer representative.

“Beneficial Ownership Certification” means a certification regarding a beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R § 1010.230.

“Bona Vida” means, Bona Vida, Inc., a Delaware corporation.

“Borrowing Base” means the total, without duplication, of the following:

(1) up to 85% of the face amount of all then existing Eligible Accounts as set forth on the Borrowing Base Certificate delivered by Borrower to Lender from time to time, minus all finance charges and prompt payment, volume and all other discounts, credits or allowances which may be taken by or granted to Account Debtors;

(2) plus the lesser of (a) 50% of the Value of all then existing Eligible Inventory, or (b) $3,000,000;

(3) minus Reserves.

“Borrowing Base Certificate” means the certificate summarizing the Borrowing Base delivered from time to time by Borrower to Lender in accordance with the terms of this Loan Agreement, in form and substance acceptable to Lender, which shall, among other things, certify to Lender Borrower’s state of formation.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banks are authorized or required to be closed for the conduct of commercial banking business in

Chicago, Illinois and when determined in connection with notices and determinations with respect of LIBOR or any LIBOR Loan or any funding, conversion, continuation, interest period or payment of any LIBOR Loan, that is also a day on which dealings in United States Dollar deposits are carried on in the London interbank market

“Capital Expenditures” means, as to any Person, any and all expenditures of such Person for fixed or capital assets, including, without limitation, the incurrence of Capitalized Lease Obligations, all as determined in accordance with GAAP; provided, however, Capital Expenditures shall not include expenditures for fixed or capital assets to the extent such expenditures are paid for or reimbursed from the proceeds of insurance.

“Capital Lease” means a capitalized lease of real or personal property, or conditional sale or other title retention agreement, as determined in accordance with GAAP, whether or not the rights and remedies of the lessor, seller or lender thereof are limited to repossession of the property giving rise to such obligations or liabilities.

“Capitalized Lease Obligations” means all obligations or liabilities created or arising under any capitalized lease of real or personal property, or conditional sale or other title retention agreement, whether or not the rights and remedies of the lessor, seller or lender thereof are limited to repossession of the property giving rise to such obligations or liabilities.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as amended (including any successor thereto), and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, regardless of the date enacted, adopted, issued or implemented.

“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by the Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by the Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with the Lender, or other commercial banking institution of the nature referred to in clause (c), which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the Lender, or other commercial banking institution, thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Lender.

“Change in Control” means the occurrence of any of the following events: (1) Parent shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Equity Interests of each of Borrower, Bona Vida, and TruPet; (2) Borrower shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Equity Interests of each of its Subsidiaries; or (3) the granting by any of the Equity Interest Owners, directly or indirectly, of a security interest in its ownership interest in Borrower (other than to Lender). For the purpose hereof, the terms “control” or “controlling” means the possession of the power to direct, or cause the direction of, the management and policies of Borrower by contract or voting of securities or ownership interests.

“Charges” means all national, federal, state, county, city, municipal or other governmental, including, but not limited to, any instrumentality, division, agency, body or department thereof, taxes, levies, assessments, charges, Liens, claims or encumbrances upon or relating to the Collateral, the Liabilities, Borrower’s business, ownership or use of any of its assets, or Borrower’s income or gross receipts.

“Closing Date Distribution” means that certain distribution or advance made by Borrower to Parent from the proceeds of the Term Loan A on or around the Effective Date, the proceeds of which shall be used by the Parent for the sole purpose of retiring certain Indebtedness owed by the Parent.

“Collateral” is defined in Section 4.1 below.

“Collateral Access Agreement” means an agreement in form and substance satisfactory to Lender pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by Borrower or any Subsidiary, acknowledges the Liens of Lender and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits Lender reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

“Collateral Assignment of Business Credit Insurance” means that certain Collateral Assignment of Business Credit Insurance Policy of even date herewith executed and delivered by Borrower in favor of Lender, as amended or restated from time to time.

“Collateral Pledge Agreement” means that certain Collateral Pledge Agreement of even date herewith executed and delivered by John M. Word, III in favor of Lender, as amended or restated from time to time.

“Company General Certificate” means a certificate, in form and substance satisfactory to Lender, which provides certified copies of each Obligor’s Constituent Documents (other than an Obligor that is a natural person), current good standing certificates, authorizing resolutions and incumbency signatures.

“Consolidated Net Income” means the net income (or loss) of a Person determined on a consolidated basis in accordance with GAAP.

“Constituent Documents” means, for any Person, as applicable, such Person’s articles or certificate of incorporation, formation or organization, by-laws, operating agreement, limited partnership agreement, general partnership agreement and any other similar documents, agreements or certificates relating to such Person’s legal formation.

“Contingent Liability” means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (1) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (2) guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person; (3) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (4) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (5) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (6) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Controlled Group” means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with Borrower or any of Borrower’s Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Covenants” means all now existing and hereafter arising covenants, duties, obligations and agreements of Borrower to and with Lender, whether pursuant to this Loan Agreement, the Other Agreements or otherwise.

“Default Rate” means, for each Loan, 5% per annum in excess of the otherwise applicable interest rate for such Loan, and for all other Liabilities, means 5% per annum in excess of the Prime Rate.

“Designated Person” means any member, manager or officer of Borrower and any other Person designated in writing by Borrower to Lender as a “Designated Person” or that is otherwise authorized to execute Loan Documents and/or request borrowings thereunder.

“Early Opt-in Election” means the election by Lender to declare that the then-current Benchmark will be replaced prior to the occurrence of a Benchmark Transition Event and the provision by Lender of written notice of such election to Borrower so long as Lender has not received, by 5:00 p.m. on the fifth (5th) Business Day after the date notice of such election is provided to Borrower, written notice of objection to such election from Borrower.

“EBITDA”: means, for any period, Consolidated Net Income of Borrower and its Subsidiaries for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, net income tax expense, depreciation and amortization for such period, plus, non-cash, non-recurring charges approved by Lender in writing in its sole discretion.

“Eligible Accounts” is defined in Section 5.1 below.

“Eligible Inventory” is defined in Section 6.1 below.

“Embargoed Person” means (a) any country or territory that is the target of a sanctions program administered by OFAC or (b) any Person that (i) is or is owned or controlled by a Person publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC, (ii) is the target of a sanctions program or sanctions list (A) administered by OFAC, or (B) under the Iran Sanctions Act, as amended, section 1245 of the National Defense Authorization Act for Fiscal Year 2012 or Executive Order 13590 “Authorizing the Imposition of Certain Sanctions with respect to the Provision of Services, Technology or Support for Iran’s Energy and Petro-chemical Sectors,” effective November 21, 2011 (collectively, “Sanctions”) or (iii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a sanctions program administered by OFAC.

“Environmental Laws” means all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters, as may be amended from time to time, including, but not limited to, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act, the Clean Water Act, the River and Harbor Act, Water Pollution Control Act, the Marine Protection Research and Sanctuaries Act, the Deep-Water Port Act, the Safe Drinking Water Act, the SuperFund Amendments and Reauthorization Act of 1986, the Federal Insecticide, Fungicide and Rodenticide Act, the Mineral Lands and Leasing Act, the Surface Mining Control and Reclamation Act, state and federal superlien and environmental clean-up programs and laws, and U.S. Department of Transportation regulations.

“Equity Interests” means any and all shares and other equity and ownership interests, however designated, of or in a Person, whether or not voting, including, but not limited to, common stock, warrants, membership interests, membership units, any ownership in a limited liability company, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

“Equity Interest Owners” means the owners of a Person’s Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations from time to time promulgated thereunder.

“Event of Default” is defined in Section 11.1 below.

“Excess Availability” means, as of any day, the amount by which the lesser of the Maximum Revolving Loan or the Borrowing Base exceeds the sum of the outstanding Revolving Loan plus the Letter of Credit Obligations.

“Financials” means all year-end financial statements, projections, interim financial statements, tax returns, reports and similar documentation and information previously delivered by Borrower to Lender and the documents described in Section 9.5 below, individually or collectively.

“Fiscal Year” means each twelve (12) month accounting period of Borrower which ends on December 31st of each year.

“Fixed Charge Coverage Ratio” means, (1) Fixed Charge Operating Cash Flow, divided by (2) Fixed Charges, all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP. The Fixed Charge Coverage Ratio shall be calculated on a trailing twelve (12) month basis ending as of the last day of each test period.

“Fixed Charge Operating Cash Flow” means EBITDA minus the sum of (a) unfinanced Capital Expenditures, (b) income taxes paid in cash, and (c) dividends, distributions and Equity Interest redemptions paid in cash plus such portion of the PPP Loan which was used by Borrower for the purpose of funding Forgivable Uses, provided that, such amount shall not exceed the amount that is forgiven pursuant to the PPP Loan program.

“Fixed Charges for any period, means, the sum of, without duplication, (1) cash Interest Expense (excluding Interest Expense in respect of that portion of the PPP Loan that is used for funding Forgivable Uses), plus (2) scheduled payments, required payments and prepayments of principal on Indebtedness (excluding principal in respect of that portion of the PPP Loan that is used for funding Forgivable Uses and that is forgiven under the CARES Act), plus (3) scheduled payments, required payments and prepayments of principal on Indebtedness on Capital Leases, each as paid or payable for such period and all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Forgivable Uses” means the uses of proceeds of a PPP Loan that are forgivable as set forth in the Small Business Act.

“GAAP” means generally accepted accounting principles consistently applied from time to time.

“Guaranty” shall have the meaning set forth in Section 10.1 hereof.

“Guarantors” means Parent, Bona Vida, TruPet and each other Person that signs a Guaranty in favor of Lender to secure the Liabilities.

“Hazardous Substances” shall have the meaning set forth in 42 USC § 9601(14), 42 USC § 9601(33) and 42 USC § 6991(8) or any state or local counterpart Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (1) all indebtedness of such Person for borrowed money, (2) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (3) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (4) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (5) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (6) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (7) all Rate Management Obligations of such Person, (8) all Contingent Liabilities of such Person, (9) all Indebtedness of any partnership of which such Person is a general partner, (10) all non-compete payment obligations, earn-outs and similar obligations, and (11) any Equity Interests or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.

“Indemnified Liabilities” is defined in Section 12.21 below.

“Indemnitees” is defined in Section 12.21 below.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement of even date herewith executed and delivered by Borrower to Lender, as amended or restated from time to time.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capitalized Lease Obligations and accrued preferred equity interest expense) of a Person for such period with respect to all outstanding Indebtedness of such Person (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Rate Management Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for such period in accordance with GAAP.

“Inventory Report” means a report certified as to accuracy and completeness by the chief financial officer or any other senior officer of Borrower and (1) describing the Value of Borrower’s Inventory, (2) describing the status of the Inventory as more fully described in Section 6.2(B) below, and, showing the location, composition, quantity and Value thereof, and (3) describing such other matters relating to the Inventory as Lender may reasonably request.

“Letters of Credit” means any letters of credit which are now or at any time hereafter issued by Lender at the request of and for the account of Borrower.

“Letter of Credit Obligations” means the sum of the aggregate outstanding face amount available to be drawn under all of the Letters of Credit, plus the aggregate outstanding face amount of any unpaid drafts presented under any of the Letters of Credit.

“Liabilities” means any and all obligations, liabilities, indebtedness, Rate Management Obligations, Bank Product Obligations, fees, costs and expenses, now or hereafter owed or owing by Borrower to Lender, including, but not limited to, all principal, interest, debts, claims and indebtedness of any and every kind and nature, howsoever created, arising or evidenced, whether primary or secondary, direct or indirect, absolute or contingent, insured or uninsured, liquidated or unliquidated, or otherwise, and whether arising or existing under written or oral agreement or by operation of law, together with all costs, fees and expenses of Lender arising hereunder, including, but not limited to, (1) the indebtedness evidenced by the Notes, (2) reasonable attorneys’ and paralegals’ fees or charges relating to the preparation of this Loan Agreement and the Other Agreements and the enforcement of Lender’s rights and remedies pursuant to this Loan Agreement and the Other Agreements, and (3) all liabilities and obligations arising under or in connection with Rate Management Agreements.

“LIBOR Loan” is defined in Section 2.3(A)(4) below.

“LIBOR Rate” means the rate of interest at which United States dollar deposits for an interest period of one month are offered in the London Interbank Eurodollar Market at 11:00 a.m., London Time two (2) Business Days prior to the “Reset Date” (as defined below) (or three (3) Business Days prior to the Reset Date if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Money Rates column of the Wall Street Journal (or other authoritative source selected by Lender in its commercially reasonable discretion consistent with its general business practices). If such interest rates shall cease to be available from the Wall Street Journal, the LIBOR Rate shall be determined from such financial reporting service or other information as selected by Lender in its sole discretion. Lender’s determination of LIBOR shall be conclusive, absent manifest error and shall remain fixed until the next Reset Date. Notwithstanding anything contained herein, the LIBOR Rate shall not be less than zero percent (0.00%), provided that if the LIBOR Rate as defined would be less than zero percent (0.00%), the LIBOR Rate shall be deemed to be zero percent (0.00%). The LIBOR Rate shall initially be set as of a date established by Lender and shall be reset on the 10th day of each month thereafter (the “Reset Date”), based on the one month LIBOR Rate in effect at approximately 11:00 a.m. London time, one (1) Business Day preceding the Reset Date. Lender’s determination of the LIBOR Rate shall be conclusive absent manifest error.

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, judgment lien, tax lien, assignment, financing statement, encumbrance, title retention or analogous agreement or instrument, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law, all whether perfected or unperfected.

“Liquidity” means, as of any date of determination with respect to Borrower, the sum of (a) Excess Availability, plus (b) the aggregate amount of unrestricted cash and Cash Equivalent Investments of the Borrower held by the Borrower within accounts located in the United States and subject to account control agreements in favor of Lender.

“Loan” or “Loans” means, individually and collectively, each Revolving Loan advance, Term Loan A and any other loans or advances provided by Lender to the Borrower from time to time.

“Loan Documents” means this Loan Agreement, as amended, renewed, restated or replaced from time to time, together with the Other Agreements.

“Material Adverse Effect” means a material adverse effect on (1) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower or any Subsidiary, (2) the ability of any Obligor to perform any of its obligations under the Loan Documents to which it is a party, (3) any material portion of the Collateral, or Lender’s Liens on the Collateral or the priority of such Liens, or (4) the rights of or benefits available to Lender thereunder.

“Maximum Revolving Loan” means an amount equal to $6,000,000.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any other member of the Controlled Group may have any liability.

“Notes” means, respectively, each of and collectively, the Revolving Note, Term Note A and any other promissory notes evidencing a Loan.

“Obligor” means Borrower and each other Person (other than Pledgor) who is or shall become primarily or secondarily liable for any of the Liabilities or who provides any collateral as security for all or any portion of the Liabilities.

“OFAC” means the United States Office of Foreign Assets Control.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including the Bank Secrecy Act, anti-money laundering laws (including the Patriot Act), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.

“Other Agreements” means all agreements, instruments and documents, including, but not limited to, guaranties, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower or any other Person and delivered to Lender in connection with the Liabilities or any of the transactions contemplated herein, together with any amendments, modifications, extensions or renewals thereto, including, but not limited to, the documents, instruments and agreements described in Section 10.1(A) of this Loan Agreement and all Rate Management Agreements.

“Out-of-Formula Event” means, if at any time, the principal amount of the Revolving Loans outstanding plus the aggregate outstanding Letter of Credit Obligations shall exceed the lesser of the Maximum Revolving Loan or the Borrowing Base.

“Parent” means Better Choice Company Inc, a Delaware corporation.

“Patriot Act” is defined in Section 12.24 below.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Discretion” means a determination made in good faith and in the exercise of Lender’s sole reasonable business judgment.

“Permitted Indebtedness” means (1) the Subordinated Debt, (2) Indebtedness arising to finance the purchase or lease of Equipment (including any such existing Indebtedness); provided that Borrower’s total aggregate liability for purchase money financing and Capital Leases (as reflected on Borrower’s financial statements) shall not exceed $250,000 at any time; (3) the Liabilities; (4) Indebtedness existing on the date hereof and listed on Schedule 1.1(A); (5) the PPP Loan, and (6) Indebtedness of the Obligors under Rate Management Agreements entered into in the ordinary course of business designed to protect against fluctuation in foreign exchange currency rates applicable to the Obligors.

“Permitted Liens” means: (1) Liens for current taxes and duties not delinquent or for taxes being contested in good faith, by appropriate proceedings which do not involve, in the sole determination of Lender, any material danger of the sale or loss of any of the Collateral and with respect to which Borrower has provided for and are maintaining adequate reserves in accordance with GAAP, (2) Liens in Lender’s favor, (3) Liens incurred in the ordinary course of business, including, without limitation, carriers’, warehouseman’s and mechanics’ liens and liens in connection with workers’ compensation, unemployment insurance and other statutory obligations, provided that such obligations are not past due and owing, (4) easements, rights of way, restrictions and other similar charges or encumbrances with respect to real property not interfering in any material respect with the ordinary conduct of Borrower’s business, (5) subject to the limitations set forth in the definition of “Permitted Indebtedness”, Liens arising in connection with Capital Leases and purchase money financing (and attaching only to the Equipment being leased or financed), and (6) the security interests and Liens listed on Schedule 1.1(B).

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or foreign or United States government, whether federal, state, county, city, municipal or otherwise, including, but not limited to, any instrumentality, division, agency, body or department thereof.

“Plan” means an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

“Pledgor” means John M. Word, III.

“Possessory Collateral” means that portion of the Collateral evidenced by Chattel Paper, Instruments, Documents or Certificated Securities.

“PPP Loan” means an unsecured loan incurred by Borrower and extended by Wells Fargo Bank, National Association pursuant to the Payment Protection Program pursuant to 15 U.S.C. 636(a)(36) in the original amount of approximately $431,000.

“PPP Loan Transaction” means Borrower incurring a PPP Loan and using the proceeds thereof solely for the Forgivable Uses.

“Prime Rate” the floating per annum rate of interest most recently published in the Money Rates column of the Wall Street Journal as the prime or base rate. If publication of the Wall Street Journal is discontinued, Lender, in its sole discretion shall designate another daily financial or governmental publication of national circulation to be used to determine Prime Rate. The effective date of any change in the Prime Rate shall for purposed hereof be the date the Prime Rate is changed by Lender. Lender shall not be obligated to give notice of any change in Prime Rate. The “Prime Rate” is not necessarily the lowest rate of interest that Lender charges its customers. The Prime Rate shall not be available with respect to the Loans except to the extent provided in Section 2.3(A)(4).

“Prime Rate Loans” means all Loans that bear interest with reference to the Prime Rate.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986.

“Projections” mean the Borrower and its Subsidiaries’ forecasted consolidated and consolidating: (a) balance sheet; and (b) profit and loss statement; all prepared on a consistent basis with Borrower’s historical financial statements, as applicable, together with appropriate supporting details and a statement of underlying assumptions and together with division by division income projections on a consistent basis with Borrower’s previously prepared projections.

“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Lender or any Affiliate of Lender, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Management Obligations” means any and all obligations of Borrower to Lender or any Affiliate of Lender, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (1) any and all Rate Management Agreements, and (2) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA.

“Regulatory Change” means the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Lender or its lending office.

“Reserves” means any and all reserves which Lender deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Liabilities, reserves for Accounts dilution, reserves for Rate Management Obligations, reserves for contingent liabilities of any Obligor, reserves for uninsured losses of any Obligor, reserves for uninsured, underinsured, un-indemnified or under indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Obligor.

“Restricted Payments” means, with respect to any Person, any of the following: (1) any dividend, distribution or return of capital to any shareholder, member or other owner of any Equity Interests in such Person, or any other payment or delivery of property or cash to such Person’s shareholders, members or other Equity Interest Owners, or any redemption, retirement, purchase or other acquisition of all or any portion of the Equity Interests of such Person, (2) any distribution, loan, or advance to any Affiliate, Subsidiary, Parent, employee, officer, director, shareholder, member or manager of such Person, (3) any payments in satisfaction of Subordinated Debt, and (4) any payments of management fees or out-of-pocket expenses to any Affiliate of Borrower.

“Revolving Loan” means, individually and collectively, the advances provided by Lender from time to time to Borrower pursuant to Section 2.1(A) below.

“Revolving Loan Termination Date” means January 6, 2024.

“Revolving Note” means the Revolving Note of even date herewith executed and delivered by Borrower to Lender in a maximum aggregate principal amount not to exceed Six Million and no/100 Dollars ($6,000,000.00), as amended, renewed, restated or replaced from time to time.

“SBA” means, the Small Business Administration.

“Stock Pledge Agreement” means that certain Stock Pledge Agreement of even date herewith executed and delivered by Parent in favor of Lender, as amended or restated from time to time.

“Subordinated Debt” means Borrower’s Indebtedness approved by Lender which is subordinated to the payment of all of the Liabilities to Lender pursuant to a written subordination agreement in form and substance acceptable to Lender, which Subordination Agreement specifically states that such Borrower’s Indebtedness is Subordinated Debt under this Loan Agreement.

“Subordination Agreement” or “Subordination Agreements” means, individually and collectively, any subordination agreements that may be required by Lender pursuant to this Loan Agreement.

“Subsidiary” means, with respect to any Person, any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by such Person, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by such Person or any partnership of which such Person is a general partner.

“Supplemental Documentation” shall have the meaning set forth in Section 4.2 below.

“Term Loan A” is defined in Section 2.1(B) below.

“Term Loan A Maturity Date” means January 6, 2024.

“Term Loans” means Term Loan A and any other term loans provided by Lender to Borrower under this Loan Agreement, as amended from time to time.

“Term Note A” means that certain Term Note A of even date herewith executed and delivered by Borrower to Lender in the original principal amount of Six Million and no/100 Dollars ($6,000,000.00), as amended, renewed or restated from time to time.

“Total Plan Liability” means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“TruPet” means, TRUPET LLC, a Delaware limited liability company.

“UCC” means the Uniform Commercial Code as in effect on the date hereof and from time to time in the State of Illinois; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

“Unfunded Liability” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Event of Default” means the occurrence or existence of any event or condition which with notice, lapse of time or both would constitute an Event of Default.

“Value” means, from time to time, the lower of Borrower’s cost or market value of Inventory on a first-in, first-out basis in accordance with GAAP.

1.2 Except as otherwise defined in this Loan Agreement or the Other Agreements, any accounting terms used in this Loan Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Unless the context indicates otherwise, all other words, terms or phrases used herein shall be defined by the applicable definition therefor, if any, in the UCC.
1.Loans: Disbursements, Interest Rates, Loan Requests and Fees

a.Loans.
A. Revolving Loan.

a.Provided that an Unmatured Event of Default or Event of Default does not then exist or would not be created by such Revolving Loan advance, and all of the conditions precedent in Section 10 of this Loan Agreement have been satisfied, from the date hereof through and including the Revolving Loan Termination Date, Lender shall loan to Borrower on a revolving credit basis, an amount not to exceed the lesser of (a) the Maximum Revolving Loan less the outstanding Letter of Credit Obligations from time to time, or (b) the Borrowing Base less the outstanding Letter of Credit Obligations from time to time. The Revolving Loan shall be evidenced by and repaid in accordance with the Revolving Note and the terms of this Loan Agreement.

b.A request for a Revolving Loan shall be made, or shall be deemed made, in the following manner: (a) Borrower may give Lender notice of its intention to borrow in accordance with the provisions of this Section 2.1(A), or (b) if any amount required to be paid under this Loan Agreement or the Other Agreements becomes due, such occurrence shall be deemed irrevocably to be a request for a Revolving Loan on the due date in the amount then due and such Revolving Loan advance will be deemed an advance to Borrower.

c.Unless otherwise provided pursuant to the terms of a Bank Product Agreement or other written agreement between the Borrower and Lender, each Revolving Loan shall be made available to the Borrower upon any written, verbal, electronic, telephonic or facsimile loan request which Lender in good faith believes to emanate from a Designated Person of the Borrower, whether or not that is in fact the case. All verbal requests shall be confirmed in writing on the day of such request. Lender shall have no liability to Borrower or any other Person as a result of acting on any verbal or telephonic request that Lender believes in good faith to have been made by a Designated Person. Each such request shall be effective upon receipt by Lender, shall be irrevocable, and shall specify the date and amount. The Borrower irrevocably confirms, ratifies and approves all such advances by Lender. A request for a Revolving Loan must be received by Lender no later than 1:00 p.m. Chicago, Illinois time on the day it is to be funded. Each request for a Loan shall automatically constitute a representation and warranty by the Borrower that, as at the date of such Loan or advance, all conditions precedent to the making of such Loan has been satisfied. Each borrowing shall be on a Business Day. Notwithstanding anything contained in this Loan Agreement or the Other Agreements to the contrary, Lender and Borrower may, at their discretion, institute a loan sweep arrangement on such terms and conditions as may be satisfactory to each of Borrower and Lender.

(B) Term Loan A. Provided that an Unmatured Event of Default or Event of Default does not exist and all of the conditions precedent in Section 10 of this Loan Agreement have been satisfied, on the closing date of this Loan Agreement Lender shall loan to Borrower the principal amount of $6,000,000 (“Term Loan A”), which Loan shall be evidenced by and repaid in accordance with the Term Note A and the terms of this Loan Agreement. The commitment of Lender to make Term Loan A shall expire concurrently with the funding of Term Loan A and no amount repaid or prepaid on Term Loan A may be borrowed again.

2.2 Letters of Credit»

. (A) Provided that an Unmatured Event of Default or Event of Default does not then exist and all of the conditions precedent in Section 10 of this Loan Agreement have been satisfied, Lender may, at Borrower’s request and for the account of Borrower, issue one or more Letters of Credit in an aggregate undrawn face amount outstanding at any one time not to exceed the lesser of (1) the Borrowing Base less the outstanding amount of the Revolving Loans, (2) the Maximum Revolving Loan less the outstanding amount of the Revolving Loans, or (3) $500,000.00. The Letters of Credit shall have an expiration date of the earlier of (a) one (1) year from the date of issuance, or (b) the Revolving Loan Termination Date. Borrower shall reimburse Lender, immediately upon demand, for any payments made by Lender to any Person with respect to any Letter of Credit and until Lender shall be so reimbursed by Borrower such payments by Lender shall be deemed to be a part of the Revolving Loans. The obligation of Borrower to reimburse Lender for payments and disbursements made by Lender under or on account of the Letters of Credit shall be absolute and unconditional irrespective of any setoff, counterclaim or defense to payment which Borrower may have or have had against Lender or such beneficiary, including, but not limited to, any defense based on the failure of such demand for payment to conform to the terms of the Letters of Credit, any non-application or misapplication by such beneficiary of the proceeds of such demand for payment or the legality, validity, regularity or enforceability of the Letters of Credit or any document or contract related to or required to be presented under the terms of the Letters of Credit; provided, however, that Borrower shall not be obligated to reimburse Lender for any wrongful payment or disbursement made by Lender under or on account of the Letters of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of Lender or any of its officers, employees or agents. If any of the terms and provisions set forth in this Section 2.2 contradict or conflict with the terms and provisions of any reimbursement agreement or master letter of credit agreement executed and delivered prior hereto, contemporaneously herewith or hereafter by Borrower to Lender, the terms of such reimbursement agreement or master letter of credit agreement shall govern and control.

(B) In the event that Lender has issued any Letters of Credit for the account of Borrower, Lender may, upon the Revolving Loan Termination Date or at any time on or after (1) the occurrence and during the continuation of an Event of Default, including, without limitation, an Out-of-Formula Event, or (2) this Loan Agreement shall terminate for any reason, request of Borrower, and Borrower shall thereupon deliver to Lender, cash collateral for any Letter of Credit issued for the account of Borrower in an amount equal to 110% of all Letter of Credit Obligations. If Borrower fails to deliver such cash to Lender promptly upon Lender’s request therefor, Lender may, without limiting Lender’s rights or remedies arising from such failure to deliver cash, retain, as cash collateral, cash proceeds of the Collateral in an amount equal to the aggregate undrawn face amount of all Letters of Credit then outstanding. Lender may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Liabilities, including, without limitation, to the payment of any or all of Borrower’s reimbursement obligations with respect to any Letter of Credit. Pending such application, Lender may (but shall not be obligated to) (a) invest the same in a savings account, under which deposits are available for immediate withdrawal, with Lender or such other bank as Lender may, in its sole discretion select, or (b) hold the same as a credit balance in an account with Lender in Borrower’s name. Interest payable on any such savings account described in the foregoing sentence shall be collected by Lender and shall be paid to Borrower as it is received by Lender, less any fees owing by Borrower to Lender with respect to any Letter of Credit and less any amounts necessary to pay any of the Liabilities which may be due and payable at such time.

2.3 Interest Rates and Fees.

(A) Interest Rates.

i.Borrower hereby promises to pay interest on the unpaid principal amount of the Revolving Loan as provided in Section 3.1 below at the floating per annum rate of interest equal to the greater of (a) LIBOR Rate plus the Applicable Margin, or (b) two and one-half of one percent (2.5%) per annum, until the date such Loans are paid in full.

ii.Borrower hereby promises to pay interest on the unpaid principal amount of Term Loan A as provided in Section 3.1 below at the floating per annum rate of interest equal to the greater of (a) LIBOR Rate plus the Applicable Margin, or (b) two and one-half of one percent (2.5%) per annum, until the date such Loans are paid in full.

iii.Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the unpaid principal amount of the Loans shall, at Lender’s option bear interest at the Default Rate.

iv.With respect to any Loan that bears interest with reference to the LIBOR Rate (each such Loan is a “LIBOR Loan”):

1. Unless an alternative rate is established in accordance with Section 2.5(e), if Lender determines, in its sole discretion (which determination shall be conclusive, absent manifest error), at any time, that (1) the LIBOR Rate is not available to Lender in the ordinary course of business, or (2) by reason of circumstances affecting the London Interbank market, adequate and fair means do not exist for ascertaining the LIBOR Rate or the LIBOR Rate shall not represent the effective pricing to Lender for United States Dollar deposits of a comparable amount for the relevant period (such as, for example, but not limited to, official reserve requirements required by Regulation D of the Board of Governors of the United States Federal Reserve as in effect from time to time, to the extent not given effect in determining the rate), Lender shall promptly notify Borrower and all Loans shall be designated as Prime Rate Loans and thereafter bear interest at the Prime Rate plus the Applicable Margin. Thereafter, no additional LIBOR Loans shall be made until such circumstances are cured.

2.If, after the date hereof, a Regulatory Change shall, in the opinion of counsel to Lender, make it unlawful for Lender to make or maintain LIBOR Loans, then Lender shall promptly notify Borrower thereof, and all Loans shall be designated as Prime Rate Loans and thereafter bear interest at the Prime Rate plus the Applicable Margin. Thereafter, no additional LIBOR Loans shall be made until such circumstances are cured.

3.If any Regulatory Change (whether or not having the force of law) shall (1) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Lender; (2) subject Lender or the LIBOR Loans to any tax or change the basis of taxation of payments to Lender of principal or interest due from Borrower to Lender hereunder (other than a change in the taxation of the overall net income of Lender); or (3) impose on Lender any other condition regarding the LIBOR Loans or Lender’s funding thereof, and Lender shall determine in its sole discretion (which determination shall be conclusive, absent any manifest error) that the result of the foregoing is to increase the cost to Lender of making or maintaining the LIBOR Loans or to reduce the amount of principal or interest received by Lender hereunder, then Borrower shall pay to Lender, on demand, such additional amounts as Lender shall, from time to time, determine in its sole discretion are sufficient to compensate and indemnify Lender from such increased cost or reduced amount.

4.[Reserved].

5.Effect of Benchmark Transition Event.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (for purposes of this Section 2.5(e), a Rate Management Agreement is not a Loan Document), upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Lender may replace the then-current Benchmark for all purposes of the Loan Documents with a Benchmark Replacement. Any such Benchmark Replacement will become effective at the time designated in any notice of such replacement provided by Lender to Borrower without any further action or, except as otherwise expressly required under this Agreement, consent of Borrower.
(ii) Benchmark Replacement Conforming Changes. Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.
(iii) Standards for Decisions and Determinations. Any determination, decision or election that may be made by Lender pursuant to this Section 2.5(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in Lender’s sole discretion and without consent from Borrower, except, in each case, as expressly required pursuant to this Section 2.5(e).
(iv) Benchmark Rates. Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (i) the administration of, submission of or any other matter related to the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, the then-current Benchmark, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

(B) Letter of Credit Fees. Borrower agrees to pay to Lender a letter of credit fee for each Letter of Credit equal to 1.50% per annum multiplied by the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, at Lender’s election, the rate applicable to each Letter of Credit shall be increased by 5.00% at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Revolving Loan Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated. In addition, with respect to each Letter of Credit, Borrower agrees to pay to Lender such fees and expenses as Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations.

(C) [Reserved].

(D) Commitment Fee. Contemporaneously herewith, Borrower shall pay to Lender a fully-earned, non-refundable commitment fee in an amount equal to Fifty Thousand and no/100 Dollars ($50,000.00).

2.4 Computation of Interest and Fees.»
All Interest, fees and other charges on the Loans shall be computed for the actual number of days elapsed on the basis of a three hundred sixty (360) day year.

1. Loans: General Terms

a.Payments.

(A) Scheduled Payments. Except as otherwise provided in this Loan Agreement or the Other Agreements, that portion of the Liabilities consisting of:

(1) the principal portion of the Revolving Loan shall be payable in full by Borrower to Lender on or before the Revolving Loan Termination Date;

(2) principal under Term Loan A shall be paid as follows: (i) commencing on February 1, 2021 and continuing on the first day of each month thereafter through January 1, 2022, Borrower shall make monthly principal payments in the amount of Fifty Thousand and no/100 ($50,000.00) each; (ii) commencing on February 1, 2022 and continuing on the first day of each month thereafter through January 1, 2023, Borrower shall make monthly principal payments in the amount of Seventy-Five Thousand and no/100 ($75,000.00) each; (iii) commencing on February 1, 2023 and continuing on the first day of each month thereafter, Borrower shall make monthly principal payments in the amount of One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00) each; and (iv) on or before the Term Loan A Maturity Date, Borrower shall repay in full all outstanding Term Loan A principal;

(3) interest on the Loans shall be payable by Borrower to Lender in arrears on the first (1st) day of each month, as debited by Lender;

(4) all costs, fees and expenses payable pursuant to this Loan Agreement and the Other Agreements shall be payable by Borrower to Lender, or to such other Persons designated by Lender, on demand; and

(5) the balance of the Liabilities, if any, shall be payable by Borrower to Lender on demand.

All such payments to Lender shall be payable at Lender’s principal office in Oak Lawn, Illinois, or at such other place or places as Lender may designate in writing to Borrower. All such payments to Persons other than Lender shall be payable at such place or places as Lender may designate in writing to Borrower, and paid by Borrower without offset or other reduction.

(B) Revolving Loan Mandatory Prepayments. Borrower agrees that if at any time an Out-of-Formula Event occurs, then (1) such occurrence shall constitute an immediate Event of Default hereunder, and (2) it will immediately make a mandatory payment of principal in an amount equal to such excess.

(C) Prepayment Premium.

a.Except as otherwise provided under any Rate Management Agreement or as otherwise noted in this Section 3.1(C), Borrower may from time to time prepay the Liabilities at any time, in whole or in part, without premium or penalty. In the event that Borrower desires to prepay the Loan at any time in whole or in part, Borrower shall notify Lender by telephone, confirmed in writing, not later than 11:00 a.m. Chicago time, three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount to be prepaid. All prepayments shall be applied to installments of principal in their inverse order of maturity, and no prepayments shall reduce the dollar amount of fixed principal installments required to be paid, until the Liabilities are paid in full.

b.Prepayment shall be accompanied by accrued interest on the amount. Any partial prepayment made hereunder shall not postpone the due date of any subsequent monthly payment of principal and interest required hereunder and shall not change the amount of any such monthly payment unless Lender shall otherwise agree in writing.

(D) Sales of Assets. Upon receipt of the proceeds of the sale or other disposition of any Equipment or real property of Borrower which is subject to a Lien or mortgage in favor of Lender, or if any of the Equipment or real property subject to such Lien or mortgage is damaged, destroyed or taken by condemnation in whole or in part, the proceeds thereof, including insurance proceeds, shall be paid by Borrower to Lender as a mandatory prepayment of the Term Loans, as selected by Lender, such payment to be applied against the remaining installments of principal in the inverse order of maturities until the Terms Loans are repaid in full, and then against the other Liabilities, as determined by Lender, in its sole discretion; provided, however, if the proceeds of any sale or series of related sales is less than $100,000, and no Unmatured Event of Default or Event of Default then exists, then Borrower shall not be required to prepay the Liabilities with such sale proceeds.

3.2 Late Payment Provision. If any payment required under this Loan Agreement is ten (10) days or more late, Borrower will be charged five percent (5.0%) of the regularly scheduled payment or $25, whichever is greater.

3.3 Notes. Loans made by Lender to Borrower pursuant to this Loan Agreement may or may not, at Lender’s Permitted Discretion, be evidenced by notes or other instruments issued or executed and delivered by Borrower to Lender, including, but not limited to, the Notes. Where such Loans are not so evidenced, such Loans shall be evidenced by entries upon the ledgers, books, records or computer records of Lender maintained for that purpose. Lender’s failure to record any portion of the Liabilities on such books and records shall not limit or otherwise affect the obligations and liabilities of Borrower to repay the Liabilities due and owing to Lender pursuant to this Loan Agreement and the Other Agreements.

3.4 One Loan. All of the Liabilities shall constitute one loan secured by Lender’s security interest and Lien in the Collateral and by all other Liens heretofore, now or from time to time hereafter granted by Borrower to Lender.

3.5 Use of Loan Proceeds. Borrower represents, warrants and covenants unto Lender that Borrower shall use the proceeds of all Loans made by Lender to Borrower pursuant to this Loan Agreement and the Other Agreements as follows: (A) to refinance the existing indebtedness of Guarantors with Citizens Bank, (B) to repay a portion of (and complete the refinancing of) Parent’s existing Indebtedness to Bridging Finance Inc., (C) to meet Borrower’s general operating capital needs to the extent consistent with this Loan Agreement, and (D) solely for proper business purposes and consistent with all applicable laws and statutes, including, but not limited to, Illinois Compiled Statutes, Chapter 815, Act 205, Section 4 (815 ILCS 205/4). Borrower further represents and warrants to Lender that Borrower does not and will not at any time hereafter own any margin securities, and that none of the proceeds of the Loans shall be used for the purpose of (1) purchasing or carrying any margin securities, (2) reducing or retiring any indebtedness which was originally incurred to purchase any margin securities, or (3) any other purpose not permitted by Regulation T, U or X, as in effect from time to time.

3.6 Representation and Warranty. Each request for a Loan advance made by Borrower to Lender pursuant to this Loan Agreement and the Other Agreements shall constitute an automatic representation and warranty by Borrower to Lender that there does not then exist an Unmatured Event of Default or Event of Default.

3.7 Authorization to Disburse. Borrower hereby authorizes and directs Lender to disburse for and on behalf of Borrower, and for the Borrower’s account, the proceeds of Loans made by Lender to Borrower pursuant to this Loan Agreement to such Person or Persons as Borrower or any Person specified in Paragraph 12.11 of this Loan Agreement shall direct, whether in writing or orally. Lender shall have the right to deposit all proceeds of the Loans in Borrower’s general operating account with Lender or any other account as instructed in writing by a Designated Person of Borrower.

3.8 Payment of Costs, Fees and Expenses. Lender, in its Permitted Discretion, may disburse any or all proceeds of Loans made to Borrower pursuant to this Loan Agreement or the Other Agreements to pay any costs, fees, expenses or other amounts required to be paid by Borrower hereunder and not timely paid, or to pay any Person as Lender deems necessary to insure that the security interest and Lien granted to Lender in the Collateral shall at all times be a first priority, perfected security interest and Lien. All monies so disbursed by Lender shall be part of the Liabilities, secured by the Collateral and payable by Borrower to Lender on demand.

3.9 Debit of Accounts. Borrower hereby authorizes Lender to debit Borrower’s accounts with Lender for (A) the principal, interest and other costs, fees and expenses arising under or pursuant to this Loan Agreement and the Other Agreements, and (B) all amounts due Lender, and any principal, interest and other costs, fees and expenses arising under or pursuant to this Loan Agreement, the Other Agreements or otherwise.

3.10 Application of Payments. For purposes of calculating interest and fees, any check, draft, wire transfer or similar item of payment by or for the account of Borrower delivered to Lender on account of the Liabilities shall be applied by Lender to the Liabilities as follows: (A) wire transfers of immediately available funds and other cash deposits will be credited on the day of receipt by Lender, and (B) ACH transactions, checks and other instruments will be credited to the Liabilities one day after the date good and collected funds are irrevocably credited to Lender with respect to such ACH transactions, checks and other instruments. For purposes of calculating availability under the Revolving Loan, any check, draft, wire transfer, ACH or similar item of payment by or for the account of Borrower delivered to Lender to be applied to the Revolving Loan account of the Liabilities shall be applied by Lender to the Liabilities on the date of receipt. All payments received by Lender after 2:00 P.M. Chicago time shall be deemed received on the next succeeding Business Day.
1.Collateral: General Terms

4.1 Grant of Security Interest. To secure the full and timely payment and performance by Borrower to Lender of the Liabilities and the Covenants, Borrower hereby grants to Lender a security interest and Lien in and right of setoff against all of Borrower’s now existing or owned and hereafter arising or acquired: (1) Accounts; (2) Goods for sale, lease or other disposition by Borrower which have given rise to Accounts and have been returned to or repossessed or stopped in transit by Borrower; (3) contract rights and documents, instruments, contracts or other writings executed in connection therewith, including, but not limited to, all real and personal property lease rights; (4) Chattel Paper, Electronic Chattel Paper, Tangible Chattel Paper, Documents of Title, Instruments, Documents, General Intangibles, Payment Intangibles, Letter of Credit Rights, letters of credit and Supporting Obligations; (5) patents, trademarks, trade names, trademark registrations and copyrights, all applications therefor, service marks, trade secrets, goodwill, inventions, processes, designs, formulas, and other intellectual or proprietary rights or interests, of any kind, nature or description whatsoever, and all registrations, licenses, franchises, customer lists, tax refund claims, claims against carrier and shippers, insurance claims, guaranty claims, all other claims, proof of claims filed in any bankruptcy, insolvency or other proceeding, contract rights, choses in action, security interests, security deposits and rights to indemnification; (6) Goods, including, without limitation, Inventory, Equipment, Fixtures, trade fixtures and vehicles; (7) Investment Property; (8) deposits, cash and cash equivalents and any other property of Borrower now or hereafter in the possession, custody or control of Lender, whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise; (9) Commercial Tort Claims listed on Schedule 4.1 below, as amended from time to time; (10) deposit accounts held with Lender or any other depository institution; (11) all other personal property of Borrower of any kind or nature; and (12) additions and accessions to, substitutions for and replacements, products and cash and non-cash Proceeds of all of the foregoing property, including, but not limited to, Proceeds of all insurance policies insuring the foregoing and all of Borrower’s books and records relating to any of the foregoing and to Borrower’s business (all of the foregoing property, together with all other real or personal property of any other Person now or hereafter pledged to Lender to secure, either directly or indirectly, repayment of any of the Liabilities, is collectively referred to as the “Collateral”). Borrower shall make appropriate entries upon its financial statements and books and records disclosing Lender’s first position priority security interest and Lien in the Collateral.

4.2 Supplemental Documentation. Borrower shall execute and deliver to Lender, at any time and from time to time, all agreements, instruments, documents and other written matter (the “Supplemental Documentation”) that Lender may request, in form and substance acceptable to Lender, to perfect and maintain perfected Lender’s security interest and Lien in the Collateral, and to consummate the transactions contemplated by this Loan Agreement and the Other Agreements. Borrower, irrevocably, hereby makes, constitutes and appoints Lender, and all Persons designated by Lender for that purpose, as Borrower’s true and lawful attorney and agent-in-fact, to sign the name of Borrower on the Supplemental Documentation and to deliver such Supplemental Documentation to such Persons as Lender may reasonably elect. Borrower hereby irrevocably authorizes Lender at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto without the signature of Borrower that (a) indicate the Collateral (1) is comprised of all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the UCC of the jurisdiction wherein such financing statement or amendment is filed, or (2) as being of an equal or lesser scope or within greater detail as the grant of the security interest set forth herein, and (b) contain any other information required by Section 5 of Article 9 of the UCC of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and/or filed by Lender in any jurisdiction prior to the date of this Loan Agreement. Schedule 4.2 attached below sets forth Borrower’s exact legal name, state of organization and organizational identification number.

4.3 Inspections and Verifications. Borrower shall permit Lender, or any Persons designated by Lender, to call at Borrower’s places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to Borrower’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning Borrower’s business as Lender may consider reasonable under the circumstances. Lender, at its Permitted Discretion, may perform field audits on an annual basis, or more frequently as determined by Lender, and Borrower shall fully cooperate and assist Lender in the performance of all such field audits.

Borrower shall furnish to Lender such information relevant to Lender’s rights under this Loan Agreement as Lender shall at any time and from time to time request. Lender, through its officers, employees or agents shall have the right, at any time and from time to time, in Lender’s name, to verify the validity, amount or any other matter relating to any of Borrower’s Accounts, by mail, telephone, telegraph or otherwise. Borrower authorizes Lender to discuss the affairs, finances and business of Borrower with any officers, employees or directors of Borrower or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of Borrower with Borrower’s independent public accountants. Any such discussions shall be without liability to Lender or to Borrower’s independent public accountants. Borrower shall pay to Lender all fees and all costs and out-of-pocket expenses incurred by Lender in the exercise of its rights hereunder. All such fees, costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the Default Rate; provided, however, if no Event of Default exists, Borrower shall not be required to pay or reimburse Lender for more than one (1) field examination in any calendar year.

4.4 Liens/Collateral Locations. Borrower represents, warrants and covenants unto Lender that: (A) Lender’s security interest and Lien in the Collateral is now and at all times hereafter shall be perfected and have a first priority (subject to Permitted Liens); (B) except for the Permitted Liens, the Collateral is and shall remain free and clear of all Liens; (C) Borrower’s chief executive office, all other offices and places of business and the offices and locations where Borrower keeps the Collateral are at the locations specified on Schedule 4.4; (D) other than the sale of Inventory in the ordinary course of Borrower’s business, and Inventory in-transit to or located at job locations, Borrower shall not remove the Collateral from the locations specified on Schedule 4.4 and shall not keep any of the Collateral at any other office or location unless Borrower gives Lender 30 days prior written notice; and (E) the Collateral is and shall remain within the continental United States of America. Borrower shall provide Lender with 30 days prior written notice of the opening of any new office or place of business, the closing of any existing office or place of business or delivering any Collateral to a warehouse or other storage facility not listed on Schedule 4.4. Borrower covenants unto and agrees with Lender that any new office or place of business shall be within the continental United States of America.

4.5 Deposit of Collateral

(A) Immediately upon Borrower’s receipt thereof, all cash, checks and other proceeds of Borrower’s Accounts and other Collateral shall be deposited by Borrower into Borrower’s primary operating account maintained with Lender. All checks received by Borrower shall be scanned and deposited by Borrower using Lender’s check scanning technology. All such payments or proceeds of the Collateral received by Borrower, any Affiliate or Subsidiary of Borrower, or any shareholder, officer, director, employee or agent of Borrower, or any other Person acting for or in concert with Borrower, shall be received in trust by Borrower for the benefit of Lender. All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by Borrower to Lender, and, if that endorsement of any such item shall not be made for any reason, Lender is hereby irrevocably authorized to endorse the same on Borrower’s behalf. For the purpose of this section, Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower’s true and lawful attorney and agent-in-fact (i) to endorse Borrower’s name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of Borrower or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof; and (iii) to have access to any lock box or postal box into which any of Borrower’s mail is deposited, and open and process all mail addressed to Borrower and deposited therein.

(B) Upon Lender’s request at any time an Event of Default exists, and at all times thereafter, (i) Borrower shall have directed and shall continue to direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (the “Lock Box”) held at and under the exclusive control of, Lender, and (ii) Borrower shall establish an account (the “Cash Collateral Account”) in Lender’s name with Lender. Initially, all payments received in the Lock Box shall be deposited into the Borrower’s primary operating account maintained with Lender; provided, however, at any time upon Lender’s election (a “Cash Dominion Election”), Lender shall have the option to deposit all payments received in the Lock Box into the Cash Collateral Account and apply such payments to the Liabilities as set forth in Section 4.5(C) below.
(C) From and after Borrower’s receipt of notice from Lender of a Cash Dominion Election, Borrower will immediately deposit all payments or proceeds of the Collateral received by Borrower, whether by cash or check (including deposit of such proceeds utilizing Lender’s check scanning technology) into the Cash Collateral Account in the identical form in which such payments were received. The amounts on deposit in such Cash Collateral Account are the sole and exclusive property of Lender. Borrower agrees that all payments made to such Cash Collateral Account or otherwise received by Lender, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise, will be applied on account of the Liabilities in such and manner as determined by Lender. Borrower agrees to pay all fees, costs and expenses in connection with opening and maintaining the Lock Box and Cash Collateral Account.
(D) Borrowers shall execute all documents requested by Lender with respect to the Cash Collateral Account and the Lockbox and agree to pay to Lender promptly upon demand for any and all fees, costs and expenses which Lender reasonably incurs or customarily charges in connection with the opening and maintaining of the Cash Collateral Account and the Lockbox and depositing for collection by Lender any monies, checks, notes, drafts or other items of payment received and/or delivered on account of the Liabilities.
4.6 Account Earnings Credit. Should Lender’s operating costs relating to Borrower’s operating accounts and any lockbox exceed the earnings credit rate associated with the account balances in any one month, such deficiency shall be part of the Liabilities, secured by the Collateral and payable by Borrower to Lender on demand.

4.7 Assignment of Competing Security Interest. Lender, in its Permitted Discretion, without waiving or releasing any obligation, liability or duty of Borrower under this Loan Agreement and the Other Agreements or any Unmatured Event of Default or Event of Default, may at any time or times hereafter, but shall not be obligated to do so, pay, acquire or accept an assignment of any Lien or claim asserted by any Person against the Collateral. All sums paid by Lender in connection therewith and all costs, fees and expenses, including, but not limited to, attorneys’ fees, court costs, expenses and other charges relating thereto incurred by Lender on account thereof shall be part of the Liabilities, secured by the Collateral and payable by Borrower to Lender on demand.

4.8 Possessory Collateral. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by Possessory Collateral, such Possessory Collateral shall be immediately delivered to Lender, duly indorsed in a manner satisfactory to Lender, to be held as Collateral pursuant to this Loan Agreement and in the case of Electronic Chattel Paper, the applicable loan party shall cause Lender to have control thereof within the meaning set forth in Section 9-105 of the UCC.

4.9 Additional Collateral. Upon the occurrence of an Unmatured Event of Default or Event of Default, Lender may, in its Permitted Discretion, retain as additional Collateral, such portion of the monies, reserves and proceeds received by Lender with respect to the Collateral as Lender may determine. Borrower hereby grants to Lender a first position priority security interest and Lien in all such monies, reserves and proceeds and other property of Borrower in the possession of Lender at any time or times hereafter as additional Collateral hereunder, and, in Lender’s discretion, may be held by Lender until the Liabilities are indefeasibly paid in full or be applied by Lender on account of the Liabilities.

4.10 No Custom or Waiver. No authorization given by Lender pursuant to this Loan Agreement or the Other Agreements to sell any specified portion of the Collateral or any items thereof, and no waiver by Lender in connection therewith, shall establish a custom or constitute a waiver of the prohibition contained in this Loan Agreement or the Other Agreements against such sales, with respect to any portion of the Collateral or any item thereof not covered by said authorization.

4.11 Lien on Realty. Borrower represents and warrants to Lender that Borrower is not the direct or indirect legal or beneficial owner of any real property, except the real property set forth on Schedule 4.11 below. If Borrower shall acquire at any time or times hereafter an interest in any real property other than as set forth on Schedule 4.11 below, Borrower agrees promptly to execute and deliver to Lender as additional security and Collateral for the Liabilities, deeds of trust, security deeds, mortgages or other collateral assignments satisfactory in form and substance to Lender, and its counsel (herein collectively referred to as “New Mortgages”) covering such real property. Each New Mortgage shall be duly recorded in each office where such recording is required to constitute a valid Lien on the real property covered thereby. Borrower shall deliver to Lender at Borrower’s expense, mortgagee title insurance policies issued by a title insurance company satisfactory to Lender insuring Lender as mortgagee; such policies shall be in form and substance satisfactory to Lender and shall insure a valid Lien in favor of Lender and the property covered thereby, subject only to those exceptions acceptable to Lender and its counsel. Borrower shall deliver to Lender such other documents as Lender and its counsel may reasonably request relating to any such New Mortgages.

4.12 Collateral Access Agreements
. If any Collateral with a value in excess of $100,000 at any time is in any facility, other than a facility owned by Borrower, or is in the possession of a warehouseman, bailee or other third party, Borrower shall promptly notify Lender thereof, and shall promptly obtain a Collateral Access Agreement with respect thereto.
2.Collateral: Accounts

5.1 Eligible Accounts. An “Eligible Account” is an Account that, which is acceptable to Lender in its Permitted Discretion, determined in good faith, for lending purposes. Without limiting the foregoing discretion, the following Accounts are not and shall not be considered Eligible Accounts:

A.Accounts which remain unpaid for more than: (i) 120 days after their invoice date for Amazon.com, Inc. and Chewy, Inc. and (ii) 90 days after their invoice date for all other Accounts;

B.Accounts owing by a single Account Debtor, including a currently scheduled Account, if 25% of the balance owing by said Account Debtor is ineligible as a result of Section 5.1(A) above;

C.Accounts which are owing by any Account Debtor involved as a debtor in any bankruptcy or insolvency proceeding, whether voluntary or involuntary;

D.Accounts with respect to which the Account Debtor is a director, officer, employee or agent of Borrower or is the Parent, a Subsidiary or an Affiliate of Borrower;

E.Accounts with respect to which payment by the Account Debtor is or becomes conditional upon the Account Debtor’s approval of the Goods or services, or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

F.Accounts with respect to which the Account Debtor (1) is not a resident, a citizen of or otherwise located in the United States of America; or (2) is not subject to service of process in the United States of America, unless, in either case, such Account is either backed by a letter of credit acceptable to Lender in its sole discretion which is in the possession of, has been assigned to and is directly drawable by Lender, or is insured by credit insurance which has been assigned to Lender and is acceptable to Lender in its sole discretion;

G.Accounts with respect to which the Account Debtor is (1) the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Accounts to Lender in accordance with the Assignment of Claims Act of 1940, as amended, or (2) any country other than the United States of America or any department, agency or instrumentality thereof;

H.The face amount of any Accounts with respect to which Borrower is or may become liable to the Account Debtor for Goods sold or services rendered by such Account Debtor to Borrower, but only to the extent of the maximum aggregate amount of Borrower’s liability to such Account Debtor;

I.Accounts with respect to which (1) the Goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the Account Debtor, or (2) the services performed have not been completed and accepted as satisfactory by the Account Debtor;

J.Accounts which are not invoiced, dated as of such date and sent to the Account Debtor concurrently with the shipment and delivery to and acceptance by said Account Debtor of the goods or the performance of the services giving rise thereto;

K.Accounts with respect to which possession or control of the goods sold is held, maintained or retained by Borrower, or by any agent or custodian of Borrower, for the account of or subject to further or future direction from the Account Debtor;

L.Accounts with respect to which the Account Debtor is located in a state which requires Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (1) receive a certificate of authority to do business and be in good standing in such state, or (2) file a notice of business activities report or similar report with such state’ s taxing authority, unless (a) Borrower has taken one of the actions described in clauses (1) or (2), (b) the failure to take one of the actions described in either clause (1) or (2) may be cured retroactively by Borrower at its election, or (c) Borrower has proven, to Lender’s satisfaction, that it is exempt from any such requirements under any such state’s laws;

M.All or any portion of an Account to the extent there exists or the Account Debtor has asserted a counterclaim or dispute; provided, however, if the amount of such counterclaim or dispute is equal to or greater than twenty-five percent (25%) of the total Account owing from such Account Debtor to the applicable Borrower, then the full amount of such Account shall be deemed an ineligible Account;

N.Accounts for any Account Debtor which exceed a credit limit established by Lender in its Permitted Discretion for such Account Debtor;

O.Accounts as to which any covenant, representation or warranty with respect to such Account has been breached;

P.Accounts which arise in any manner other than (1) the performance of services by Borrower in the ordinary course of Borrower’s business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (2) the sale or lease of Goods by Borrower in the ordinary course of Borrower’s business, and (x) such Goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not returned or offered to return, or refused to accept, any of the Goods which are the subject of such Account, and (z) Borrower has possession of, or Borrower has delivered to Lender (at Lender’s request) shipping and delivery receipts evidencing delivery of such Goods;

Q.Accounts due from any single Account Debtor (other than Amazon.com, Inc. and Chewy, Inc.), to the extent the aggregate amount of such Accounts exceeds 25% of the total Eligible Accounts, or Accounts due from either Amazon.com, Inc. or Chewy, Inc., to the extent the aggregate amount of such Accounts exceeds 40% of the total Eligible Accounts;

R.Accounts arising from the delivery of consigned Inventory;

S.Accounts which constitute progress billings;

T.Accounts that are subject to any Lien in favor of any Person, other than (i) the first priority perfected Lien in favor of Lender, and (ii) Liens permitted under clauses (1) and (3) of the definition of Permitted Liens; and

U.Accounts as to which Lender, at any time or times hereafter, determines in its Permitted Discretion that the prospect of payment or performance by the Account Debtor is or will be impaired.

5.2 Notice of Ineligible Accounts. Immediately upon learning thereof, Borrower shall notify Lender that an Account is no longer an Eligible Account if the effect thereof is to require Borrower to make a mandatory prepayment in accordance with Section 3.1(B). Borrower shall immediately pay to Lender an amount of money equal to the monies theretofore advanced by Lender to Borrower upon an Account that is no longer an Eligible Account, if any, and Lender shall apply such payment to and on account of the Liabilities, under the Revolving Loan, or Lender, in its Permitted Discretion, may pay to itself, for the account of Borrower, from (A) future loans or advances to be made by Lender to Borrower pursuant to this Loan Agreement and the Other Agreements, and (B) monies, reserves and proceeds received or collected by Lender pursuant to Section 4.9 above, in an amount necessary to satisfy in whole or in part the foregoing requirement. If Borrower does not fully and timely make such payment or if the funds referred to in clauses (A) and (B) above are not sufficient therefor, the same shall be deemed an immediate Event of Default by Borrower under this Loan Agreement.

5.3 Additional Representations, Warranties and Covenants. With respect to each of the Eligible Accounts, Borrower represents, warrants and covenants unto Lender that: (A) they are and shall be genuine, in all respects what they purport to be and are not evidenced by a judgment; (B) they represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in the invoices and other documents delivered to Lender with respect thereto; (C) the amounts thereof, which may be shown on any Borrowing Base Certificate or invoices and statements delivered to Lender with respect thereto, are and shall be actually and absolutely owing to Borrower and are not contingent for any reason; (D) no payments have been or shall be made thereon except payments immediately delivered to Lender pursuant to this Loan Agreement and the Other Agreements; (E) there are no setoffs, counterclaims or disputes existing or asserted with respect thereto and Borrower has not made and will not make any agreement with any Account Debtor for any deduction therefrom, except regular rebates and discounts for prompt payment allowed by Borrower in the ordinary course of its business; (F) there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder; (G) to Borrower’s knowledge, all Account Debtors have the capacity to contract and are solvent; (H) the services furnished or Goods sold giving rise thereto are not subject to any Lien or claim, except the first position priority security interest and Lien of Lender; (I) Borrower has no knowledge of any fact or circumstance which would impair the validity or collectibility thereof; and (J) there are no proceedings or actions which are threatened or pending against any Account Debtor which might result in any material adverse change in its financial condition.

5.4 Revolving Loan. Borrower shall not request nor permit Lender to make any Revolving Loan advance with respect to any Account contained on any Borrowing Base Certificate, except and only so long as such Account is an Eligible Account.

5.5 Verification of Accounts. Any of Lender’s officers, employees or agents shall have the right, at any time or times hereafter, in Lender’s name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, facsimile transmission, telegraph or otherwise. All costs, fees and expenses relating thereto incurred by Lender, or for which Lender becomes obligated, shall be part of the Liabilities, secured by the Collateral and payable by Borrower to Lender on demand.

5.6 Notices Regarding Account Debtors. Borrower shall: (A) promptly upon Borrower learning thereof, inform Lender, in writing, of any material delay in Borrower’s performance of any of its obligations to any Account Debtor and of any assertion of any claims, offsets or counterclaims by any Account Debtor and of any allowances, credits or other monies granted by Borrower to any Account Debtor; (B) not permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account, including, but not limited to, any of the terms relating thereto, other than in the ordinary course of business as presently conducted; and (C) promptly upon Borrower’s receipt or learning thereof, furnish to and inform Lender of all material adverse information relating to the financial condition of any Account Debtor.

5.7 Notice Regarding Disputed Accounts. In the event any amount due and owing in excess of $50,000 is in dispute for a period of 30 days or more after Borrower receives notice or obtains knowledge thereof between Borrower and an Account Debtor, Borrower shall provide Lender with written notice thereof at the time of submission of the next Borrowing Base Certificate explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy; provided, however, in the event the aggregate total of such amounts in dispute exceeds $100,000, such written notice must be provided to Lender immediately upon Borrower having knowledge of such disputes.

5.8 Attorney and Agent-In-Fact. Borrower irrevocably hereby designates, makes, constitutes and appoints Lender, and all Persons designated by Lender, as Borrower’s true and lawful attorney and agent-in fact, in Borrower’s or Lender’s name, to at any time: (A) demand payment of the Accounts and Possessory Collateral; (B) enforce payment of the Accounts and Possessory Collateral by legal proceedings or otherwise; (C) exercise all of Borrower’s rights and remedies with respect to the collection of the Accounts and Possessory Collateral; (D) settle, adjust, compromise, extend or renew the Accounts and Possessory Collateral; (E) settle, adjust or compromise any legal proceedings brought to collect the Accounts and Possessory Collateral; (F) sell or assign the Accounts and Possessory Collateral upon such terms, for such amounts and at such time or times as Lender deems advisable; (G) discharge and release the Accounts and Possessory Collateral; (H) take control, in any manner, of any item of payment or proceeds referred to in Section 4.5 above; (I) prepare, file and sign Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Accounts and Possessory Collateral; (J) prepare, file and sign Borrower’s name on any Proof of Claim in bankruptcy or similar document against any Account Debtor; (K) do all acts and things necessary, in Lender’s sole discretion, to fulfill Borrower’s obligations under this Loan Agreement; (L) endorse the name of Borrower upon any of the items of payment or proceeds referred to in Section 4.5 above and to deposit the same on account of the Liabilities; (M) endorse the name of Borrower upon any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts and Possessory Collateral; and (N) sign the name of Borrower to verifications of the Accounts and Possessory Collateral and notices thereof to Account Debtors. Notwithstanding the foregoing, the remedies set forth in clauses (A) through (K) of this Section 5.8 will not be exercised by Lender until after the occurrence and during the continuance of an Event of Default.
3.Collateral: Inventory

6.1 Eligible Inventory. “Eligible Inventory” means the portion of Inventory that is acceptable to Lender in its Permitted Discretion, for lending purposes. Without limiting the foregoing discretion, Lender may consider Inventory to be Eligible Inventory if such Inventory: (A) consists of finished goods and raw materials and is not packaging, supplies or Inventory in transit; (B) has an expiration date of not less than six (6) months remaining; (C) is not consigned to or from any Person; (D) does not violate the negative covenants and similar provisions of this Section 6 and does satisfy the positive covenants and similar provisions of this Section 6; (E) Lender has in good faith determined, in accordance with its customary business practices, is not unacceptable due to age, type, category, quantity or obsolescence; (F) is subject to Lender’s first position priority perfected security interest and Lien; and (G) is located at one of the locations specified on Schedule 4.4 and if located at a warehouse, other storage facility or a leased facility, Lender has (i) received a Collateral Access Agreement in form and substance acceptable to Lender, (ii) filed its UCC financing statements in accordance with applicable law with regard to the respective location of each such warehouse, leased facility or other storage facility, and (iii) as evidenced by then currently dated UCC, judgment and Lien searches satisfactory to Lender, there are no Liens in and to the Collateral located at such warehouse, other storage facility or leased facility other than Lender’s first position priority security interest and Lien and Permitted Liens which are subordinate to Lender’s Lien in such Collateral.

6.2 Additional Representations, Warranties and Covenants. Borrower represents and warrants to and covenants with Lender that: (A) the Inventory shall be kept only at the locations specified on Schedule 4.4; (B) Borrower now keeps and hereafter at all times shall keep correct and accurate records itemizing and describing the age, kind, type and quantity of Inventory and Borrower’s stated actual cost therefor, together with withdrawals therefrom and additions thereto for each month, all of which records shall be available, upon demand, to any of Lender’s officers, employees or agents for inspection and copying thereof; (C) all Inventory is now and hereafter at all times shall be of good and merchantable quality, free from defects; (D) any of Lender’s officers, employees or agents shall, now and at any time or times hereafter, have the right, upon demand, to inspect and examine the Inventory and to check and test the same as to quality, quantity, value and condition; (E) Borrower will not, without the prior written consent of Lender, acquire or accept any Inventory on consignment or approval; and (F) all Eligible Inventory set forth on any Borrowing Base Certificate shall strictly conform to the definition of Eligible Inventory set forth in Section 6.1 above. Borrower will maintain a perpetual inventory reporting system at all times.

6.3 Sale of Inventory. Until an Unmatured Event of Default or Event of Default has occurred, Borrower may sell Inventory in the ordinary course of business, but may not transfer any Inventory in partial or total satisfaction of any of the Indebtedness. In no event shall Borrower make any sale of Inventory which would violate the terms and provisions of the Loan Agreement and the Other Agreements.

6.4 Responsibility for Inventory. Borrower shall be liable or responsible for: (A) the safekeeping of Inventory; (B) any loss, damage or destruction to the Inventory occurring or arising in any manner or fashion; (C) any diminution in the value thereof; or (D) any act or event of default of any carrier, warehouseman, bailee or forwarding agency thereof or any other Person.
4.Equipment

7.1 Representations, Warranties and Covenants. Borrower represents and warrants to and covenants with Lender that (A) Borrower has and shall have good, indefeasible and merchantable title, free and clear of all security interests, claims and encumbrances to and ownership of the Equipment, except for the Permitted Liens; and (B) the Equipment shall be kept and maintained solely at Borrower’s places of business specified on Schedule 4.4.

7.2 Maintenance of Equipment. Borrower shall keep and maintain the Equipment in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency of the Equipment shall at all times be maintained and preserved. Borrower shall not permit any of the Equipment to become a Fixture to real estate or accession to other personal property.

7.3 Evidence of Ownership. Upon Lender’s request, Borrower shall deliver to Lender any and all evidence of ownership to, including, without limitation, certificates of title to and applications for title to, any of the Equipment.

7.4 Records and Schedules of Equipment. Borrower shall maintain accurate records itemizing and describing the kind, type, quality, quantity and value of its Equipment and all dispositions thereof, and shall furnish Lender with a current schedule containing the foregoing information upon request by Lender.
5.Insurance and Taxes

8.1 Insurance.

A.Borrower, at its sole cost and expense, shall keep and maintain: (1) the Collateral insured for the full insurable value against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses; (2) recall insurance, co-pack insurance, business interruption insurance, workmen’s compensation insurance, public liability insurance and property damage insurance relating to Borrower’s business and ownership and use of its assets, and (3) product liability insurance.

B.All such policies of insurance shall be in form and substance, in such amounts and with insurers recognized as adequate by prudent business persons, as may be satisfactory to Lender. Borrower shall deliver to Lender the original, or certified copy, of each policy of insurance or a certificate of insurance, and evidence of payment of all premiums for each such policy. All personal property insurance policies shall contain an endorsement, in form and substance acceptable to Lender, showing Lender as lender’s loss payee and all liability insurance policies shall contain an endorsement, in form and substance acceptable to Lender, showing Lender as additional insured. Such endorsement or independent instrument furnished to Lender shall provide that the insurance companies will give Lender at least 30 days written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Borrower or any other person shall affect the right of Lender to recover under such policy or policies of insurance in case of loss or damage.

C.Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to Lender. Borrower irrevocably, makes, constitutes and appoints Lender, and all officers, employees or agents designated by Lender, as Borrower’s true and lawful attorney and agent-in-fact for the purpose of making, settling and adjusting claims under such policies of insurance with respect to the Collateral, endorsing the name of Borrower on any check, draft, instrument or other item of payment constituting the proceeds of such policies of insurance with respect to the Collateral at any time or times hereafter, and for making all determinations and decisions with respect to such policies of insurance. If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any obligation, Unmatured Event of Default or Event of Default by Borrower hereunder, may at any time or times thereafter, but shall not be obligated to do so, obtain and maintain such policies of insurance, pay such premium and take any other action with respect thereto which Lender deems advisable. All sums so disbursed by Lender, including, but not limited to, attorneys’ fees, court costs, expenses and other charges relating thereto, shall be part of the Liabilities, secured by the Collateral and payable by Borrower to Lender on demand.

D.Borrower hereby acknowledges that the following notice by Lender is required by and given in full compliance with the Illinois Collateral Protection Act, 815 ILCS 180/15:

Unless Borrower provides Lender with evidence of the insurance coverage required by this Loan Agreement, Lender may purchase insurance at Borrower’s expense to protect Lender’s interest in the Collateral. This insurance may, but need not, protect Borrower’s interests. The coverage that Lender purchases may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has obtained insurance as required by this Loan Agreement. If Lender purchases insurance for the Collateral, Borrower will be responsible for the cost of that insurance, including interest and any other charges Lender may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The cost of the insurance may be added to Borrower’s total outstanding balance or obligation. The cost of insurance may be more than the cost of insurance Borrower may be able to obtain on its own.

8.2 Taxes. Borrower shall pay when due all material Charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law would be a Lien or charge upon any of its assets; provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such Charge need be paid if it is being diligently contested in good faith, if Lender is notified in advance of such contest that exceeds $50,000 and if Borrower establishes an adequate reserve or other appropriate provision required by GAAP and deposits with Lender cash or bond in an amount acceptable to Lender. In the event Borrower, at any time or times hereafter, shall fail to pay the Charges or to obtain such discharges, Borrower shall so advise Lender thereof in writing. Lender may, without waiving or releasing any obligation or liability of Borrower hereunder or any Event of Default, at any time or times thereafter, make such payment, or any part thereof, obtain such discharge or take any other action with respect thereto which Lender deems advisable. All sums so paid by Lender and any expenses, including, but not limited to, attorneys’ fees, court costs, expenses and other charges relating thereto, shall be part of the Liabilities, secured by the Collateral and payable by Borrower to Lender on demand.
6.Representations, Warranties and Covenants: General

9.1 Representations and Warranties. To induce Lender to enter into this Loan Agreement and to make Loans hereunder, Borrower represents and warrants to Lender that:

(A) Organization and Qualification. Borrower is the type of legal entity set forth on Schedule 4.2 below, duly organized and existing and in good standing under the laws of the State of its formation reflected on such Schedule, and qualified or licensed to do business in all states in which the laws thereof require Borrower to be so qualified or licensed. To the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the closing date of this Loan Agreement, Borrower shall deliver to Lender a Beneficial Ownership Certification in relation to Borrower, the information contained in which shall be true and correct in all respects as of the date of delivery thereof.

(B) Power and Authority. Borrower has the right, power and capacity and is duly authorized and empowered to enter into, execute, deliver and perform this Loan Agreement and the Other Agreements.

(C) Loan Documents not in Violation of Law. The execution, delivery and performance by Borrower of this Loan Agreement and the Other Agreements do not and shall not, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or breach of any provision contained in Borrower’s Constituent Documents, or contained in any agreement, instrument or document to which Borrower is a party or by which it is bound.

(D) Title to Assets. Borrower and each of its Subsidiaries has good, indefeasible and merchantable title to and ownership of its assets, free and clear of all Liens and claims, except for the Permitted Liens.

(E) Solvency. Borrower, after giving effect to the transactions contemplated hereby, (1) is solvent, (2) has adequate cash flow to pay its debts as they mature or otherwise become due, (3) has sufficient capital to conduct its business in the ordinary course, and (4) has property and assets which, if valued at fair market valuation, are greater than the sum of Borrower’s debts and liabilities.

(F) Litigation. Except as disclosed on Schedule 9.1(F) below, there are no suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower and no proceedings before any governmental body are pending or threatened against Borrower.

(G) Indebtedness. Neither Borrower nor any of its Subsidiaries has any Indebtedness, except Permitted Indebtedness owed by Borrower.

(H) Government Contracts. Borrower is not subject to the renegotiation of any material government contracts.

(I) Adequate Assets/Trademarks/Copyrights/Patents. Borrower possesses adequate assets, licenses, patents, copyrights, trademarks and trade names to continue to conduct its business as previously conducted by it. Borrower does not own any patents, trademarks or copyrights, except as set forth in a separate collateral assignment of intellectual property executed contemporaneously herewith.

(J) Good Standing. Borrower is in good standing with respect to all material governmental permits, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its properties as now owned or leased by it and none of said permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as Borrower.

(K) Burdensome Agreements. Borrower is not a party to any contract or agreement or subject to any charge, restriction, judgment, decree or order which could reasonably be expected to have a Material Adverse Effect.

(L) Violation of Law. Borrower is not in violation of any applicable statute, regulation or ordinance of the United States of America, any state, city, town, municipality, county, or any other jurisdiction, or any agency thereof, which could reasonably be expected to have a Material Adverse Effect.

(M) Breach of Other Loan Documents. Borrower is not in default with respect to any indenture, loan agreement, mortgage, deed or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound which could reasonably be expected to result in an Event of Default under Section 11.1(K).

(N) Financial Information. The Financials delivered to Lender prior hereto or contemporaneously herewith fairly and accurately present the information in all material respects set forth therein which may include, but is not limited to, the assets, liabilities, financial conditions and results of operations of Borrower and such other Persons described therein as of and for the period ending on such dates and have been prepared in accordance with GAAP and such principles have been applied on a basis consistently followed in all material respects throughout the periods involved.

(O) Material Adverse Change. There has been no material adverse change in the assets, liabilities or financial condition of Borrower since the date of the most recent Financials for Borrower delivered to Lender.

(P) Change of Name or Identity. Borrower has not within the previous five (5) years changed its name, state of formation, identity or chief executive office.

(Q) Capital Structure. Schedule 9.1(Q) below and made a part hereof states (1) the correct name of each of the Subsidiaries of Borrower, and the jurisdiction of incorporation or formation and the percentage of voting Equity Interests owned by Borrower, (2) the name of each of Borrower’s and its Subsidiary’s corporate or joint venture Affiliates and the nature of the affiliation, (3) the number, nature and holder of all outstanding Equity Interests of Borrower and each Subsidiary of Borrower, and (4) the number of authorized and issued Equity Interests of Borrower and each Subsidiary of Borrower and the owner of all such Equity Interests. Borrower has good and marketable title to all of the Equity Interests it purports to own of each Subsidiary, free and clear in each case of any Lien other than Permitted Liens. All such Equity Interests have been duly issued and are fully paid and non-assessable. Except as described on Schedule 9.1(Q), there are not outstanding any options to purchase, or any rights or warrants to obligations convertible into, or any powers of attorney relating to, shares of Equity Interests of Borrower or any Subsidiary of Borrower. Except as described on Schedule 9.1(Q), there are not outstanding any agreements or instruments binding upon any of Borrower’s or any of its Subsidiary’s shareholders or members relating to the ownership of its Equity Interests.

(R) Pension Plans. Borrower has not received any notice to the effect that it is not in full compliance with any of the requirements of ERISA and the regulations promulgated thereunder. No fact or situation that could lead to a Material Adverse Effect, including, but not limited to, any Reportable Event or Prohibited Transaction, exists in connection with any Plan. Borrower has no withdrawal liability in connection with a Multiemployer Pension Plan

(S) Labor Relations. Except as described on Schedule 9.1(S) below and made a part hereof, Borrower is not a party to any collective bargaining agreement, and there are no material grievances, disputes or controversies with any union or any other organization of Borrower’s employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

(T) Trade Relations. There exists no actual or, to the knowledge of Borrower, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially adversely affect Borrower or prevent Borrower from conducting such business after the consummation of the transaction contemplated by this Loan Agreement in substantially the same manner in which it has heretofore been conducted.

(U) Environmental Matters. Borrower is in compliance in all material respects with all applicable Environmental Laws.

(V) Encumbrances. There are no Liens, claims or other encumbrances upon any of the Collateral, except for the Permitted Liens.

(W) Affiliate Transactions. Borrower has not entered into any transaction with an Affiliate, except for transactions in the ordinary course of business pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arms-length transaction.

(X) Commercial Tort Claims. All Commercial Tort Claims in which Borrower is a claimant are set forth on Schedule 4.1 below.

(Y) Financial Statements and Projections.

(1) The Projections delivered on or prior to the date of this Loan Agreement and the updated Projections delivered pursuant to Section 9.5 represent and will represent as of the date thereof the information described therein (it being understood that all such Projections will be subject to uncertainties and contingencies and that no representation is given that any particular projection will be realized). Such Projections have been prepared in good faith based on estimates and assumptions believed by Borrower and its Subsidiaries and their senior management to be reasonable as of the date such Projections were prepared, and it is Borrower’s and its senior management’s good faith belief that such Projections are reasonably achievable by Borrower and its Subsidiaries.

(Z) Governmental Regulation. The Borrower is not, or after giving effect to any Loan, will not be, subject to regulation under the Investment Company Act of 1940.

9.2 Covenants. Until the termination of this Loan Agreement and thereafter until all Liabilities are paid in full, Borrower covenants and agrees with Lender that, unless at any time Lender shall otherwise expressly consent in writing:

(A) Organization and Qualification. Borrower at all times shall be the type of legal entity specified for Borrower on Schedule 4.2 below, duly organized and existing and in good standing under the laws of the State of its formation reflected on such Schedule, and shall be qualified or licensed to do business in all states in which the laws thereof require Borrower to be so qualified or licensed.

(B) Loan Documents Not In Violation of Law. The execution, delivery and performance by Borrower of this Loan Agreement and the Other Agreements shall not hereafter, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or breach of any provision contained in Borrower’s Constituent Documents, or contained in any agreement, instrument or document to which Borrower is now or hereafter a party or by which it is or may become bound.

(C) Title to Assets. Borrower and each of its Subsidiaries shall at all times have good, indefeasible and merchantable title to and ownership of its assets, free and clear of all Liens and claims, except for the Permitted Liens.

(D) Solvency. Borrower shall at all times hereafter (1) remain solvent, (2) have adequate cash flow to pay its debts as they mature or otherwise become due, (3) have sufficient capital to conduct its business in the ordinary course, and (4) have property and assets which, if valued at fair market valuation, are greater than the sum of Borrower’s debts and liabilities.

(E) Adequate Assets/Trademarks/Copyrights/Patents. Borrower shall continue to possess adequate assets, licenses, patents, copyrights, trademarks and trade names to continue to conduct its business as previously conducted by it. Borrower shall notify Lender if Borrower acquires ownership of or a license or other interest in any patents, trademarks or copyrights and shall execute and deliver such documents to Lender as Lender shall request to assign to Lender as security Borrower’s interest in such patents, copyrights and trademarks.

(F) Good Standing. Borrower shall remain in good standing with respect to all governmental permits, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its properties as now owned or leased by it where such failure to be in such good standing could reasonably be expected to have a Material Adverse Effect and none of said permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to persons engaged in the same or similar business as Borrower.

(G) Violation of Law. Borrower shall not be in violation of any applicable statute, regulation or ordinance of the United States of America, any state, city, town, municipality, county, or any other jurisdiction, or any agency thereof, in any material respect affecting its business, property, assets, operations or condition, financial or otherwise, which could reasonably be expected to result in a Material Adverse Effect.

(H) Financial Statements. Borrower shall, from time to time, provide Financials to Lender pursuant to Section 9.5 which fairly and accurately present in all material respects the assets, liabilities and financial conditions and results of operations of Borrower and such other Persons described therein as of and for the period ending on the dates described therein. Such Financials will be prepared in accordance with GAAP, to the extent applicable, and such principles will be applied on a basis consistently followed in all material respects throughout the periods involved.

(I) Change of Name or Identity. Borrower shall not at any time hereafter, without Lender’s prior written consent, change its name, identity, ownership, chief executive office or state of formation.

(J) Pension Plans. No fact or situation that could lead to a Material Adverse Effect, including, but not limited to, any Reportable Event or Prohibited Transaction, shall exist in connection with any Plan. Borrower shall continue to have no withdrawal liability in connection with a Multiemployer Plan.

(K) Notices to Lender. Borrower shall notify Lender in writing: (1) promptly after Borrower learns thereof, of the commencement of any litigation affecting Borrower or any of its real or personal property, whether or not the claim is considered by Borrower to be covered by insurance, and of the institution of any administrative proceeding which may have a Material Adverse Effect; (2) at least 30 days prior thereto, of Borrower’s opening of any new office or place of business or Borrower’s closing of any existing office or place of business; (3) promptly after Borrower learns thereof, of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which it is a party or by which it is bound; (4) promptly after Borrower learns thereof, of any material default by Borrower under any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Indebtedness of Borrower exceeding $50,000; (5) promptly after the occurrence thereof, of any Unmatured Event of Default or Event of Default; (6) promptly after the occurrence thereof, of any default by any obligor under any note or other evidence of Indebtedness payable to Borrower; (7) promptly after the rendition thereof, of any judgment rendered against Borrower or any of its Subsidiaries; (8) promptly after Borrower learns thereof, of any material adverse finding of any state or federal government entity in connection with all or any part of the Collateral; and (9) promptly after becoming aware of (i) any event, situation, state of facts or other information that could reasonably be expected to result in a product recall with respect to any of

Borrower’s products, or (ii) any pending or proposed product alert that may be issued to Borrower’s customers or any consumers with respect to any of Borrower’s products.

(L) Subordinations. Borrower shall provide Lender with debt subordination agreements, in form and substance satisfactory to Lender, executed by Borrower and any Person who is an officer, director, member, manager or Affiliate of Borrower to whom Borrower is or hereafter becomes indebted for borrowed money.

(M) Environmental Matters.

a.Borrower shall and shall cause each of its Subsidiaries to (a) comply in all material respects with all applicable Environmental Laws, (b) take promptly any remediation and/or corrective action necessary to cure any violation of Environmental Laws of which Borrower has knowledge, (c) notify the proper governmental agency promptly in the event of any release of any Hazardous Substances reportable under 42 USC §9603, 42 USC §11044, 33 USC §1321(b)(5) or any counterpart or similar state or local requirements, (d) promptly forward to Lender, upon its request, a copy of any order, notice, permit, application, or any other communication or report in connection with any such release of any Hazardous Substance or any other material matter relating to the Environmental Laws as they may affect their premises.

b.Borrower shall provide Lender with such evidence, reports and/or other documentation as reasonably requested by Lender to insure that Borrower is in compliance with the terms of this Section 9.2(M).

(N) Commercial Tort Claims. Borrower will advise Lender of any new Commercial Tort Claim upon the filing of any such action. Borrower hereby authorizes Lender to amend Schedule 4.1 from time to time to reflect such new Commercial Tort Claims and to prepare and file any required UCC financing statements or amendments and take any other actions necessary for Lender to perfect its security interest in such Commercial Tort Claims.

(O) Beneficial Ownership Certification. Borrower shall, promptly after knowledge thereof shall have come to the attention of any responsible officer of Borrower, written notice of any change in the information provided in the Beneficial Ownership Certification delivered to Lender that (i) would result in a change to the list of beneficial owners identified in such certification and (ii) is required to maintain compliance with the Beneficial Ownership Regulation.

(P) PPP Loan Transactions.

(1) Borrower hereby represents, warrants, covenants and agrees as follows, with respect to the PPP Loan Transaction:

(2) Borrower has used all of the proceeds of the PPP Loan solely for (1) the Forgivable Uses, and (2) uses permitted Section 1106 of the CARES Act in the manner required under the CARES Act to obtain forgiveness of the largest possible amount of the PPP Loan;

(3) Upon request by Lender, Borrower shall promptly deliver to Lender true, correct and complete copies of any documentation executed in connection with the PPP Loan Transaction;

(4) Borrower shall notify Lender in advance of any contemplated amendment or modification to the documentation executed in connection with the PPP Loan Transaction, and Borrower shall deliver a copy to Lender of any material notice from the lender of the PPP Loan or from any governmental authority related to the PPP Loan Transaction; and

(5) Borrower shall (1) comply with the SBA’s terms and conditions applicable to PPP Loans, (2) keep necessary and appropriate records relating to the use of the PPP Loan proceeds (and provide such records to Lender upon Lender’s reasonable request), and (3) promptly and timely take all applicable actions necessary to apply for and receive forgiveness of the PPP Loan in accordance with the CARES Act (and promptly provide documentation and status of such forgiveness to Lender upon Lender’s request therefor).

(Q) Anti-Money Laundering and Economic Sanctions Laws.

(1) To the extent applicable, Borrower and each of its Subsidiaries is in compliance with (i) the Patriot Act in all material respects and (ii) any applicable anti-money laundering laws or any applicable Sanctions requirements of law that in each case are binding on them, except in the case of this clause (ii) where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. To the knowledge of management of Borrower, none of the Obligors, their respective Subsidiaries, their respective officers or directors is an Embargoed Person.

(2) No part of the proceeds of the Loans will be used, directly or, to the knowledge of management of Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(3) None of the Obligors or their respective Subsidiaries or, to the knowledge of management of Borrower, any of their respective officers and directors, will directly or indirectly use any proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of funding, is an Embargoed Person.

(R) Beneficial Ownership/OFAC. Borrower shall provide Lender (i) any information regarding Borrower and each Borrower’s Affiliates and Subsidiaries necessary for Lender to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to Borrower’s ability to provide information applicable to them, and (ii) without limiting the foregoing, notification of any change in the information provided in the Certificate of Beneficial Ownership that would result in a change to the list of beneficial owners identified therein. If Borrower obtains actual knowledge or receives any written notice that Borrower, any Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), Borrower shall promptly (i) give written notice to Lender of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and Borrower hereby authorizes and consents to Lender taking any and all steps Lender deems necessary, in its sole discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

9.3 Negative Covenants. Borrower covenants unto Lender that neither it nor any Subsidiary shall at any time hereafter, without the prior written consent of Lender:

(A) Additional Encumbrances. Grant a security interest in, encumber, sell, pledge, mortgage, lease, permit any Lien to exist or otherwise dispose of or transfer, whether by merger, consolidation or otherwise, any of its assets, except (1) Permitted Liens with respect to Borrower’s assets, (2) sales of Inventory in the ordinary course of business, and (3) sales of worn or obsolete Equipment; provided, that with respect to Borrower, the proceeds thereof are remitted to Lender pursuant to Section 3.1(E).

(B) Mergers and Acquisitions. Merge, consolidate with or acquire any Person.

(C) Ordinary Course of Business. Engage to any material extent in any business other than the business engaged in on the Closing Date by Borrower or such Subsidiary or a business similar to or reasonably related thereto.

(D) Investments. Make or permit to exist any investment in the securities of or make or permit to exist any loans to any Person; provided, however, notwithstanding the foregoing, Borrower may: (i) make investments in cash, cash equivalents and certificates of deposit of Lender or any of its affiliates or such other banking institution having a net worth in excess of $100,000,000, or in securities of the United States of America or commercial paper with a P1 rating (all of the foregoing maturing within one year); (ii) make investments in Rate Management Agreements entered into in connection with the Loans; (iii) make contributions to the capital of any wholly-owned Subsidiary in existence as of the date of this Loan Agreement, so long as the recipient of any such capital contribution is a Borrower hereunder or has guaranteed the Liabilities and such guaranty is secured by a pledge of all of its real and personal property, in each case pursuant to documentation satisfactory to Lender in its sole discretion; and (iv) maintain investments existing as of the date hereof and listed on Schedule 9.3(D).

(E) Capital Structure. Make any material change in its capital structure or in any of its business objectives, purposes and operations which could reasonably be expected to adversely affect the repayment of the Liabilities.

(F) Sale of Equity Interests. Sell or issue any of its Equity Interests.

(G) Indebtedness. Incur or permit to exist any Indebtedness, except Permitted Indebtedness.

(H) Restricted Payments. Make any Restricted Payments other than, provided no Event of Default then exists or would be caused thereby, (1) if Borrower is and continues to be a pass-through entity for income tax purposes, dividend and distribution payments to such Borrower’s Equity Interest Owners in an aggregate amount not greater than the state and United States federal income tax liabilities in respect of the Consolidated Net Income earned by Borrower determined based upon the highest marginal state and United States federal income tax rates for Equity Interest Owners, (2) payments in satisfaction of Subordinated Debt to the extent such payments are expressly permitted pursuant to the terms of the applicable Subordination Agreement by and between Lender and the holder of the Subordinated Debt, (3) distributions by Borrower payable only in Equity Interests of Borrower, (4) distributions from Borrower’s Subsidiaries to Borrower and (5) the Closing Date Distribution.

(I) Constituent Documents/Fiscal Year End. Amend or restate its Constituent Documents or change its fiscal year-end from December 31.

(J) Affiliate Transactions. Enter into any transaction with an Affiliate, except for transactions in the ordinary course of business pursuant to the reasonable requirements of such Person’s business and upon fair and reasonable terms no less favorable to such Person than such Person would obtain in a comparable arms-length transaction. Furthermore, Borrower shall not at any time make any investments in, loans or advances to (other than accounting entries directly related to the closing of this Agreement and the Closing Date Distribution), or payments or other transfers of assets to or for the benefit of Parent, any of its Subsidiaries or other Affiliates without Lender’s prior written consent, which consent may be withheld in Lender’s sole discretion.

(K) Subsidiaries. Form, acquire or otherwise maintain any Subsidiaries, unless such Subsidiary provides a guaranty to Lender of all of the Liabilities and grants to Lender a first position priority security interest in such Subsidiary’s assets as security for the Liabilities, in each case pursuant to documents satisfactory to Lender in its sole discretion.

9.4 Financial Covenant. During the term of this Loan Agreement, and thereafter for so long as there are any outstanding Liabilities owed to Lender, Borrower covenants that Borrower shall:

(A) Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 1.25 to 1.00, tested as of the last day of each fiscal quarter beginning with the fiscal quarter ending March 31, 2021.

9.5 Financial Reporting. Borrower represents, warrants and covenants unto Lender that it will deliver to Lender the following financial information, all of which shall accurately reflect the financial condition of Borrower and the other parties set forth therein at and for the periods of time described therein and shall be prepared in accordance with GAAP:

A.As soon as available but in no event later than 120 days after the close of each Fiscal Year (beginning with the fiscal year ending December 31, 2020), consolidated and consolidating financial statements of Parent and its Subsidiaries audited by independent certified public accountants selected by Parent and approved by Lender in writing in its reasonable discretion, including any management letters issued by such certified public accounting firm to Parent, including, but not limited to, (1) a balance sheet, (2) a statement of income and retained earnings, and (3) a statement of cash flows.

B.As soon as available but in no event later than 120 days after the close of each Fiscal Year (beginning with the fiscal year ending December 31, 2020), consolidated and consolidating financial statements of Borrower and its Subsidiaries reviewed by independent certified public accountants selected by Borrower and approved by Lender in writing in its reasonable discretion, including any management letters issued by such certified public accounting firm to Borrower, including, but not limited to, (1) a balance sheet, (2) a statement of income and retained earnings, and (3) a statement of cash flows.

C.As soon as available but in no event later than 45 days after the end of each calendar quarter, Borrower’s and its Subsidiaries’ internally prepared consolidated and consolidating financial statements, including, but not limited to, (1) a balance sheet, (2) a statement of income and retained earnings, (3) a statement of cash flows, and (4) a work in progress report, all for the previous calendar month, and the year-to-date statement for that portion of the Fiscal Year then elapsed.

D.Concurrently with the delivery of the financial statements described in Section 9.5(B) above and Section 9.5(C) above, certificates of the chief financial officer or any Designated Person of Borrower in form and substance acceptable to Lender, certifying to Lender that, based upon such financial statements, (1) Borrower is in compliance with all financial covenants and ratios contained in this Loan Agreement, together with the calculations for the financial covenants and ratios described therein; and (2) the chief financial officer or such Designated Person, as the case may be, is not aware of any event or occurrence which constitutes an Unmatured Event of Default or Event of Default.

E.As soon as available, but in no event later than 30 days after the end of each calendar month, the following reports for Borrower dated not earlier than the last day of the immediately preceding calendar month (the “Monthly Collateral Reports”): (1) Accounts receivable aging, (2) Accounts receivable summary report (including a reconciliation of Borrower’s cash and Accounts to Borrower’s general ledger), (3) an Inventory Report, (4) an accounts payable aging and (5) a Borrowing Base Certificate.

F.As soon as available, but in no event later than 60 days after the end of each Fiscal Year, Borrower’s internally prepared financial projections and business plans for the forthcoming year, including, without limitation, (1) a balance sheet, and (2) a statement of income and retained earnings, all for the forthcoming year prepared on a month by month and year-to-date basis.

G.Such other data and information, financial and otherwise as Lender, from time to time, may request, including, without limitation, more frequent financial reporting and reporting with respect to the Collateral.

Lender hereby agrees to use commercially reasonable efforts to assure that the information relating to Borrower which (a) is furnished by Borrower to Lender (or to any affiliate of Lender) pursuant to this Section 9.5; and (b) is non-public, confidential or proprietary in nature, shall be kept confidential by Lender or such affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to Borrower may be distributed by Lender or such affiliate to Lender’s or such affiliate’s directors, managers, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents and regulators, and upon the order of a court or other governmental agency having jurisdiction over Lender or such affiliate, to any other party. In addition such information and other credit information may be distributed by Lender to potential participants or assignees of any portion of the Liabilities, provided, that such potential participant or assignee agrees to follow the confidentiality requirements set forth herein.

9.6 Separateness Covenants. Without limiting any other provision of this Loan Agreement, during the term of this Loan Agreement, and thereafter for so long as there are any outstanding Liabilities owed to Lender, Borrower covenants that Borrower shall maintain compliance with the covenants set forth on Schedule 9.6.
7.Conditions Precedent

10.1 Conditions to Initial Funding. Lender’s obligation to make the initial Loan pursuant to this Loan Agreement and the Other Agreements is subject to the full and timely performance of the following covenants prior to or contemporaneously with the making of the initial Loan on or after the Effective Date.

A.Lender shall have received each of the following, in form and substance satisfactory to Lender and its counsel:

a.A fully executed original of a Company General Certificate for Borrower.

b.A fully executed original of this Loan Agreement.

c.A fully executed original of the Revolving Note.

d.A fully executed original Term Note A.

e.A favorable written opinion from Borrower’s counsel.

f.A fully executed Stock Pledge Agreement, together with blank stock powers and original stock certificates;

g.Collateral Assignment of Business Credit Insurance;

h.Collateral Pledge Agreement, and related three party control agreement;

i.Guaranty and Security Agreement (the “Guaranty”) dated as of the date of this Agreement, executed by the Guarantors to and for the benefit of the Lender, in the form prepared by and reasonably acceptable to the Lender.

j.Copies of the UCC, tax Lien and pending suit and judgment searches from such jurisdictions as Lender deems necessary with respect to the Obligors, which shall not have disclosed any prior Lien or security interest in the Collateral, except for the Permitted Liens.

k.An initial Borrowing Base Certificate, Accounts receivable summary report and Inventory Report dated as of the date of this Loan Agreement or such earlier date approved by Lender.

a.Certificates of insurance with lender’s loss payable and additional insured clauses covering all collateral for the Liabilities and meeting the requirements of this Loan Agreement and the Other Agreements, each set forth on the 2003 Acord Form No. 28, Acord Form No. 25 or such other form(s) acceptable to Lender.

a.Collateral Access Agreements, from the owner, lessor or mortgagee, as the case may be, of any real estate whereon any Collateral is stored or otherwise located, in the form prepared by and acceptable to Lender.

a.A fully executed original Intellectual Property Security Agreement.

a.A duly executed original Perfection Certificate of even date herewith executed and delivered by Borrower to Lender.

a.Such other documents, instruments or agreements as Lender may request.

A.No Unmatured Event of Default or Event of Default shall have occurred and be continuing.

A.There shall have been no material or adverse change in the business, financial condition or results of operations of Borrower since the date of Borrower’s Financials most recently delivered to Lender.

A.The representations and warranties contained in this Loan Agreement shall be true and correct as of the making of the initial Loan.

A.Contemporaneously with the closing of this Loan Agreement, evidence satisfactory to Lender that each of (i) Parent’s Indebtedness owing to Bridging Finance Inc. and (ii) the Guarantors’ Indebtedness owing to Citizens Bank have been repaid in full.

A.Borrower shall provide evidence to Lender that immediately after giving effect to the initial funding of the Loans hereunder, Borrower’s Liquidity is in excess of $750,000.

10.2 Conditions to Subsequent Fundings. Lender’s obligation to make any subsequent Loans pursuant to this Loan Agreement and the Other Agreements is subject to the full and timely performance of each of the following covenants either prior to or contemporaneously with the making of each subsequent Loan.

A.No Unmatured Event of Default or Event of Default shall have occurred and be continuing.

B.No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Lender prior to the date of the last previous Loan shall be pending or known to be threatened against Borrower and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Lender is likely to materially or adversely affect the financial position or business of Borrower or capability of Borrower to pay the Liabilities.

C.There shall have been no material or adverse change in the business, financial condition or results of operations since the date of Borrower’s then most recently delivered Financials or the previous Loan advance.

D.The representations and warranties of Borrower contained in this Loan Agreement shall be true and correct as of the making of any subsequent Loan, with the same effect as though made on such date of each subsequent Loan.
8.Event of Default; Remedies

11.1 Events of Default. The occurrence of any one of the following events shall constitute a default (each, an “Event of Default”) by Borrower under this Loan Agreement:

A.Borrower fails to fully and timely pay the Liabilities, when due and payable or declared due and payable, or the occurrence of an Out-of-Formula Event;

B.Borrower fails or neglects to perform, keep or observe any of the Covenants; provided however, Borrower shall have a period of 15 days after the occurrence thereof to cure any failure or neglect to perform, keep or observe any of the Covenants set forth in subsections 9.2(F), (G), (J), (M) and (N) of this Loan Agreement;

C.any representation, warranty, statement, report or certificate made or delivered by any Obligor, or any of such Obligor’s officers, members, managers, employees, or agents, to Lender is not true and correct in all material respects, whether made in this Loan Agreement, the Other Agreements or otherwise;

D.any assets of an Obligor are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;

E.a petition under the United States Bankruptcy Code or any similar federal, state or local law, statute or regulation shall be filed by any Obligor;

F.a petition under the United States Bankruptcy Code or any similar federal, state or local law, statute or regulation shall be filed against any Obligor;

G.any Obligor shall make an assignment for the benefit of creditors, or an application is made by any Obligor for the appointment of a receiver, trustee, custodian or conservator for such Obligor or any of its assets;

H.an application is made against any Obligor for the appointment of a receiver, trustee, custodian or conservator for such Obligor or any of its assets;

I.any Obligor is enjoined, restrained or in any way prevented by court order from conducting any part of its business affairs;

J.a notice of a Lien, levy or assessment is filed of record with respect to any of the assets of any Obligor by the United States of America or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental department, agency, or instrumentality, including without limitation, the Pension Benefit Guaranty Corporation;

K.any Obligor defaults in the payment of any of its other obligations or liabilities which are in excess of $50,000, and such default is not cured within the time, if any, specified therefor;

L.the occurrence of a breach, default or event of default under any agreement, instrument or document executed and delivered by any Person to Lender pursuant to which such Person has guaranteed to Lender the payment of all or any portion of the Liabilities or provided collateral to secure all or any portion of the Liabilities, or such Person terminates or purports to terminate its guaranty of the Liabilities to Lender, including, but not limited to the Guaranty;

M.a breach, default or event of default occurs under any of the Other Agreements or any other agreement, document or instrument executed and delivered by any Obligor in favor of Lender or any of Lender’s Affiliates, after the expiration of applicable grace or cure periods;

N.there shall be entered against any Obligor one or more judgments or decrees in excess of $100,000 in the aggregate at any one time outstanding for such Obligor, excluding those judgments or decrees (i) that shall have been stayed, vacated or bonded, (ii) that shall have been outstanding less than 30 days from the entry thereof, or (iii) for and to the extent to which such Obligor is insured and with respect to which the insurer specifically has assumed responsibility in writing;

O.The occurrence of a Change in Control;

P.Borrower fails to pay any Rate Management Obligations when due or declared due or Borrower breaches any term, provision or condition contained in any Rate Management Agreement;

Q.Any Person institutes steps to terminate a Pension Plan if as a result of such termination Borrower or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $100,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) the Unfunded Liability exceeds 10% of Total Plan Liability, or (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that Borrower or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $25,000;

R.Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any subordination agreement that relates to any Subordinated Debt, or any subordination provision in any guaranty by any Obligor of any Subordinated Debt, shall cease to be in full force and effect, or any Obligor or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision;

S.The occurrence of any event having a Material Adverse Effect;

T.The death or incompetency of any Obligor that is a natural person or the dissolution of any Obligor;

U.Any Obligor disavows, disputes or revokes the enforceability of any obligations owed to Lender or the validity, perfection, or priority of any Lien granted to Lender under the Loan Documents;

V.Any uninsured damage to, loss, theft or destruction of any of the Collateral in excess of $100,000 in any Fiscal Year, or any transfer of the Collateral, except as otherwise permitted herein; and

W.Lender, in good faith, believes its prospect of payment or performance of the Liabilities or the Covenants is impaired or it deems itself insecure for whatever reason.

11.2 Cumulative Remedies. All of Lender’s rights and remedies under this Loan Agreement and the Other Agreements are cumulative and non-exclusive.

11.3 Discontinuing Advances. Upon the occurrence of an Unmatured Event of Default or Event of Default, without notice or demand by Lender to Borrower, Lender shall have no further obligation to and may immediately cease advancing monies or extending credit to or for the benefit of Borrower under this Loan Agreement and the Other Agreements. Upon the occurrence of an Event of Default under Sections 11.1(E) or 11.1(F) hereof, without notice or demand by Lender to Borrower, the Liabilities shall be immediately due and payable, including, without limitation, all of Borrower’s contingent liabilities with respect to any Letters of Credit. Upon the occurrence of any Event of Default (other than an Event of Default under Sections 11.1(E) or 11.1(F)), at the election of Lender without notice or demand by Lender to Borrower, the Liabilities shall be immediately due and payable, including, without limitation, all of Borrower’s contingent liabilities with respect to any Letters of Credit. ANY ADVANCES MADE BY LENDER TO BORROWER AFTER THE OCCURRENCE OF AN UNMATURED EVENT OF DEFAULT OR AN EVENT OF DEFAULT SHALL NOT ESTABLISH A CUSTOM OR COURSE OF DEALING AND LENDER SHALL BE ENTITLED TO CEASE MAKING ADVANCES AT ANY TIME THEREAFTER.

11.4 Remedies. Upon the occurrence of an Event of Default, Lender, in its discretion, may: (A) exercise any one or more of the rights and remedies accruing to a “secured party” under the UCC and any other applicable law upon a default by a debtor; (B) enter, with or without process of law and without breach of the peace, any premises where the Collateral is or may be located, and without charge or liability to Lender therefor, seize and remove the Collateral from said premises or remain upon said premises and use the same for the purpose of collecting, preparing and disposing of the Collateral; (C) sell or otherwise dispose of the Collateral at public or private sale for cash or credit; provided, however, that Borrower shall be credited with the net proceeds of such sale only when such proceeds are actually received by Lender; (D) take control, in any manner, of any item of payment or proceeds of the Collateral and to direct all Account Debtors to make payments directly to Lender; (E) notify any or all Account Debtors that the Accounts and Possessory Collateral have been assigned to Lender and that Lender has a first position priority security interest and Lien therein; (F) direct such Account Debtors to make all payments due from them to Borrower upon the Accounts and Possessory Collateral directly to Lender; (G) enforce payment of and collect, by legal proceedings or otherwise, the Accounts and Possessory Collateral in the name of Lender and Borrower; and (H) setoff against all or any portion of the Collateral.

11.5 Assembling Collateral. Upon an Event of Default, Borrower, immediately upon demand by Lender, shall assemble the Collateral and make it available to Lender at a place or places to be designated by Lender which are reasonably convenient to Lender and Borrower. Borrower recognizes that if it fails to perform, observe or discharge any of its obligations or liabilities under this Loan Agreement or the Other Agreements, no remedy of law will provide adequate relief to Lender, and Borrower agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

11.6 Sale of Collateral. Lender may sell any or all of the Collateral at public or private sale, upon such terms and conditions as Lender may deem proper, and Lender may purchase any or all of the Collateral at any such sale. Borrower acknowledges that Lender may be unable to effect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers. Borrower consents to any such private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale. Lender shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Lender may apply the net proceeds, after deducting all costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Liabilities, to the payment of any Note and/or any of the other Liabilities, returning the excess proceeds, if any, to Borrower. Borrower shall remain liable for any amount remaining unpaid after such application, with interest at the Default Rate. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by Lender at least ten (10) calendar days before the date of such disposition. Borrower hereby confirms, approves and ratifies all acts and deeds of Lender relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against Lender or its representatives, by reason of taking, selling or collecting any portion of the Collateral. Borrower consents to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels or portions, or as an entirety, as Lender shall deem appropriate. Borrower expressly absolves Lender from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or non-enforcement of any rights or remedies under this Loan Agreement.

11.7 Standards for Exercising Remedies. Borrower agrees that Lender may, if Lender deems it reasonable, postpone or adjourn any such sale of the Collateral from time to time by an announcement at the time and place of sale, without being required to give a new notice of sale. Furthermore, Borrower agrees that Lender has no obligation to preserve rights against prior parties to the Collateral. To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is not commercially unreasonable for Lender (a) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including, without limitation, any warranties of title, (k) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Lender in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Lender would not be commercially unreasonable in Lender’s exercise of remedies against the Collateral and that other actions or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to

Borrower or to impose any duties on Lender that would not have been granted or imposed by this Loan Agreement or by applicable law in the absence of this section.
9.General

12.1 Bank Accounts. Borrower shall keep and maintain all of its checking, depository and other bank accounts with Lender. Each statement of account by Lender delivered to Borrower relating to the Liabilities shall be presumed correct and accurate and shall constitute an account stated between Borrower and Lender unless, within 30 days after Borrower’s receipt of said statement, Borrower delivers to Lender notice specifying the error or errors, if any, contained in any such statement. Notwithstanding the foregoing, Borrower shall be permitted to maintain its existing bank accounts with Wells Fargo Bank, National Association for a period not to exceed ninety (90) days after the Effective Date in order to transition its banking relationship to Lender.

12.2 Application of Payments. Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Lender on account of the Liabilities and Borrower agrees that Lender shall have the continuing exclusive right to apply and re-apply any and all such payments in such manner and in such order as Lender may deem advisable, including, without limitation, to the payment of any costs, fees and expenses payable by Borrower under this Loan Agreement, notwithstanding any entry by Lender upon any of its books and records.

12.3 Additional Representations, Warranties and Covenants. Borrower represents, warrants and covenants unto Lender that (A) all representations and warranties of Borrower contained in this Loan Agreement and the Other Agreements shall be true at the time of Borrower’s execution of this Loan Agreement and the Other Agreements, shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein and shall be true as of the date of each borrowing under this Loan Agreement, and (B) Borrower shall fully and timely comply and maintain all covenants set forth in this Loan Agreement and the Other Agreements.

12.4 Modification and Assignment of Loan Documents. This Loan Agreement and the Other Agreements may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Lender. Borrower may not sell, assign or transfer this Loan Agreement or the Other Agreements or any portion thereof, including, without limitation, Borrower’s rights, titles, interests, remedies, powers or duties thereunder. Borrower hereby consents to Lender’s sale, assignment, grant of participations, transfer or other disposition, at any time and from time to time hereafter, of this Loan Agreement and the Other Agreements or of any portion thereof, including, without limitation, Lender’s rights, titles, interests, remedies, powers or duties.

12.5 Waiver of Defaults. Lender’s failure at any time or times hereafter to require strict performance by Borrower of any provision of this Loan Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Unmatured Event of Default or Event of Default by Borrower under this Loan Agreement or the Other Agreements shall not suspend, waive or affect any other Unmatured Event of Default or Event of Default by Borrower under this Loan Agreement or the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. NONE OF THE UNDERTAKINGS, AGREEMENTS, WARRANTIES, COVENANTS AND REPRESENTATIONS OF BORROWER CONTAINED IN THIS LOAN AGREEMENT OR THE OTHER AGREEMENTS AND NO EVENT OF DEFAULT BY BORROWER UNDER THIS LOAN AGREEMENT OR THE OTHER AGREEMENTS SHALL BE DEEMED TO HAVE BEEN SUSPENDED OR WAIVED BY LENDER

UNLESS SUCH SUSPENSION OR WAIVER IS IN WRITING SIGNED BY AN OFFICER OF LENDER AND DIRECTED TO BORROWER SPECIFYING SUCH SUSPENSION OR WAIVER.

12.6 Severability. Wherever possible, each provision of this Loan Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Loan Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Loan Agreement, the balance of which shall remain in and have its intended full force and effect. Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

12.7 Successors and Assigns. This Loan Agreement and the Other Agreements shall be binding on Borrower and upon the successors of Borrower, and shall inure to the benefit of Lender, its successors, assigns, affiliates, divisions and parents and may be assigned by Lender without notice to Borrower. This provision, however, shall not be deemed to modify Section 12.4 hereof.

12.8 Incorporation of Other Agreements; Exhibits; and Schedules. The terms and provisions of the Other Agreements are incorporated herein by this reference thereto. The Exhibits and Schedules referred to herein are below, made a part hereof and incorporated herein by this reference thereto.

12.9 Survival of Termination. Except as otherwise provided in this Loan Agreement or the Other Agreements, no termination or cancellation of this Loan Agreement or the Other Agreements shall in any way affect or impair the powers, obligations, duties, rights and liabilities of Borrower or Lender in any way or respect relating to (A) any transaction or event occurring prior to such termination or cancellation, (B) the Collateral, or (C) any of the undertakings, agreements, covenants, warranties and representations of Borrower contained in this Loan Agreement or the Other Agreements. All such undertakings, agreements, representations, warranties and covenants shall survive such termination or cancellation.

12.10 Waiver of Notices. Except as otherwise expressly provided herein, Borrower waives any and all notices or demands which Borrower might be entitled to receive with respect to this Loan Agreement or the Other Agreements by virtue of any applicable law, statute or regulation, and waives presentment, demand, protest, notice, default, dishonor, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, Accounts, contract rights, Documents, Instruments, Chattel Paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard.

12.11 Authority to Execute and Borrow. Until Lender is notified by Borrower to the contrary, the signature upon this Loan Agreement or upon any of the Other Agreements of (A) a Designated Person, or (B) any other Person designated in writing to Lender by any of the foregoing, shall bind Borrower and be deemed to be the duly authorized act of Borrower. Each Designated Person shall have the authority to borrow funds on behalf of Borrower pursuant to the terms of this Loan Agreement.

12.12 Costs, Fees and Expenses. Borrower shall reimburse Lender for all costs, fees and expenses incurred by Lender, or for which Lender becomes obligated, whether before or after the occurrence of an Unmatured Event of Default or Event of Default, in connection with the negotiation, preparation, administration, enforcement and conclusion of this Loan Agreement and the Other Agreements, including, but not limited to, reasonable attorneys’ and paralegals’ fees, costs and expenses, other professional fees, search fees, costs and expenses, filing and recording fees, all taxes payable in connection with this Loan Agreement or the Other Agreements, and any costs and fees incurred in connection with any proceeding to protect, collect, sell, liquidate or otherwise dispose of any of the Collateral. Subject to Section 4.3, Borrower shall further reimburse Lender, upon demand, for the costs, fees and expenses incurred or charged by Lender, its agents or employees, with respect to audits or other business analysis performed in the administration of this Loan Agreement, plus all of the out-of-pocket costs or expenses incurred by Lender in the performance of such audit or analysis. All such costs, fees and expenses referenced in this Section shall be part of the Liabilities payable by Borrower to Lender upon demand with interest at the Default Rate until actually paid. Without limiting the generality of the foregoing, such costs and expenses shall include the fees, expenses and charges of attorneys, paralegals, accountants, investment bankers, appraisers, valuation and other specialists, experts, expert witnesses, auctioneers, court reporters, telegram, management consultants, telex and telefax charges, overnight delivery services, messenger services and expenses for travel, lodging and meals.

12.13 Binding Agreement; Governing Law. This Loan Agreement and the Other Agreements are submitted by Borrower to Lender, for Lender’s acceptance or rejection thereof, at Lender’s office in Chicago, Illinois, as an offer by Borrower to borrow monies from Lender and shall not be binding upon Lender or become effective until and unless accepted by Lender, in writing, at said place of business. THIS LOAN AGREEMENT AND THE OTHER AGREEMENTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND UNDER THE LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS INCLUDING, BUT NOT LIMITED TO, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING ILLINOIS’ CHOICE OF LAW PROVISIONS.

12.14 Notices. Any and all notices, demands, requests, consents, designations, waivers and other communications required or desired hereunder shall be in writing and shall be deemed effective upon personal delivery, upon confirmed facsimile transmission, upon receipted delivery by reputable overnight carrier, or three (3) days after mailing if mailed by registered or certified mail, return receipt requested, postage prepaid, to Borrower or Lender at the following addresses or facsimile numbers or such other addresses and facsimile numbers as Borrower or Lender may specify in like manner; provided, however, that notices of a change of address or facsimile number shall be effective only upon receipt thereof:

If to Borrower, then to: Halo, Purely for Pets, Inc. 12400 Race Track Road Tampa, Florida 33626 Attn: Robert Sauermann and Sharla A. Coo Facsimile: (212) 655-353	If to Lender, then to: Old Plank Trail Community Bank, N.A. 5300 W. 95th Street Oak Lawn, IL 6045 Attention: Sean Broderick Facsimile No.: (708) 423-5573
With a copy to: Meister Seelig & Fein LLP 125 Park Avenue, 7th Floor New York, New York 10017 Attention: Louis Lombardo, Esq. Facsimile No.: (212) 655-3535	With a copy to: Thompson Coburn LLP 55 East Monroe Street, 37th Floor Chicago, Illinois 6060 Attention: Victor A. Des Laurier Facsimile No.: (312) 580-220

12.15 Release of Claims. Excepting only causes of action or claims for Lender’s willful misconduct, Borrower hereby releases Lender from any and all causes of action or claims which Borrower may now or hereafter have for any asserted loss or damage to Borrower caused by or arising from: (A) any failure of Lender to protect, enforce or collect in whole or in part any of the Collateral; (B) Lender’s notification to any Account Debtor of Lender’s security interest and Lien in the Accounts and Possessory Collateral; (C) Lender directing any Account Debtor to pay any sums owing to Borrower directly to Lender; and (D) any other act or omission to act on the part of Lender, its officers, agents or employees.

12.16 Capital Adequacy Charge. In the event that Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by Lender with any directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority does or shall have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by an amount deemed by Lender, in its sole discretion, to be material, then from time to time, after submission by Lender to Borrower of a written demand therefor, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction. A certificate of Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such payment, the additional amount or amounts to be paid to Lender, and the method by which such amounts were determined. In determining such amount, Lender may use any reasonable averaging and attribution method.

12.17 Headings. The captions contained in this Loan Agreement are inserted only as a matter of convenience and shall in no way define, limit or extend the scope or intent of this Loan Agreement or any provision of this Loan Agreement, and shall not affect the construction or interpretation of this Loan Agreement.

12.18 Maximum Interest. It is the intent of Borrower and Lender that the rate of interest and the other charges of Borrower under this Loan Agreement shall be lawful; therefore, if for any reason, the interest or other charges payable under this Loan Agreement are found by a court of competent jurisdiction to exceed the limit which Lender may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limits. If Borrower has paid an amount in excess of such limit, then such amount shall be applied to reduce the principal portion of the Liabilities.

12.19 Construction. Any provision of this Loan Agreement which requires a party to perform any act shall be construed as requiring the party to perform the act or cause such act to be performed. Any provision of this Loan Agreement which requires a party to refrain from taking any act shall be construed as requiring the party to refrain from taking the act, to refrain from causing such act to be taken and to cause those under his/her control from taking the act. Wherever the term “including” is used, the same shall be deemed to mean, “including, but not limited to”. “Any” shall be deemed to mean “any and all” whenever applicable. The singular shall be deemed to include the plural, and the plural shall be deemed to include the singular. The masculine pronoun shall be deemed to include the feminine and neuter pronouns, and vice versa. “Copies” means photostatic or other reproduced originals which accurately, truly, correctly and completely present the original of the document copied. References to “this Loan Agreement” means this Loan Agreement as amended from time to time. An Unmatured Event of Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Unmatured Event of Default or Event of Default occurs to the date on which such Unmatured Event of Default or Event of

Default is waived in writing pursuant to this Loan Agreement or, in the case of an Unmatured Event of Default, is cured within any period of cure expressly provided for in this Loan Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is not correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

12.20 Revival of Liabilities. To the extent that Lender receives any payment on account of the Liabilities, or any proceeds of the Collateral are applied on account of the Liabilities, and any such payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Lender to Borrower, its estate, trustee, receiver or any other party under the United States Bankruptcy Code or any similar federal, state or local law, statute or regulation, then, to the extent of such payment or proceeds received, the Liabilities shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender and applied on account of the Liabilities.

12.21 General Indemnity. In addition to the payment of expenses pursuant to Section 12.12, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold Lender and its successors and assigns and the officers, directors, employees, agents, and affiliates of Lender and its successors and assigns (collectively the “Indemnitees”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto) that may be imposed on, incurred by, or asserted against any Indemnitee in any manner relating to or arising out of the Loan Documents or any other agreements executed and delivered by Borrower, or any guarantor of the Liabilities in connection herewith (including, but not limited to, the Guarantors), the statements contained in any commitment or proposal letter delivered by Lender, Lender’s agreement to make the Loans or the use or intended use of the proceeds of any of the Loans hereunder (collectively the “Indemnified Liabilities”); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section shall survive satisfaction and payment of the Liabilities and termination of this Loan Agreement.

12.22 Environmental and Safety and Health Indemnity. Borrower hereby agrees to indemnify Lender and agrees to hold Lender and its predecessors and successors in interest, and its Affiliates, employees, agents, directors and officers harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs, consulting fees, costs of investigation and reasonable attorneys’ fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, Lender for, with respect to, or as a direct or indirect result of (A) the violation or alleged violation by Borrower or any of its predecessors in interest of any Environmental Laws regarding past, present or future property or operations; (B) the presence on or under, or the release from, at or to, properties utilized by Borrower and/or any predecessor in interest of any Hazardous Substances; (C) the existence of any unsafe or unhealthful condition on or at any premises utilized by Borrower or any predecessor in interest in the past, present or future; (D) transport, treatment, recycling, storage, disposal, or release or threatened release, or arrangement therefor, to, at or from any facility owned or operated by another Person, of any Hazardous Substances generated by Borrower or its predecessors in interest; (E) any remedial action or corrective action arising out of, related to, or in connection with any past, present or future property or operations of Borrower or any of its predecessors in interest; (F) asbestos-containing material, in or at any past, present or future property of Borrower or any of its predecessors in interest; (G) failure to comply with any representations, warranties, covenants, terms or conditions of this Loan Agreement that relate to Environmental Laws or Hazardous Substances; and (H) any environmental, health or safety investigation or review conducted by or on behalf of Lender in connection with this Loan Agreement; provided that Borrower shall have no obligation to Lender hereunder with respect to any such liabilities arising from the gross negligence or willful misconduct of Lender. The provisions of and undertakings and indemnification set out in this Section shall survive satisfaction and payment of the Liabilities and termination of this Loan Agreement and shall expressly cover time periods when Lender may have come into possession or control of any of the property of Borrower at any time thereafter.

12.23 Completion of Loan Agreement and Other Agreements. Borrower hereby authorizes Lender to correct any patent errors set forth in this Loan Agreement and the Other Agreements and to complete all blanks in this Loan Agreement and the Other Agreements.

12.24 Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow Lender to identify Borrower in accordance with the Act.

12.25 Disclosure of Information. Borrower agrees that Lender may provide any information Lender may have about Borrower or about any matter relating to this Loan Agreement, the Other Agreements and all or any portion of the Liabilities to Lender’s subsidiaries or Affiliates or their successors, or to any one or more purchasers or potential purchasers of this Loan Agreement, the Other Agreements and all or any portion of the Liabilities.

12.26 Merger Clause/Counterparts. This Loan Agreement constitutes the entire agreement between Lender and Borrower with regard to the subject matter hereof, and supersedes all prior and contemporaneous communications, agreements and assurances, whether verbal or written. This Loan Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or email transmitted executed counterpart to this Loan Agreement and the other agreements, documents and instruments executed in connection herewith will be deemed an acceptable original for purposes of consummating this Loan Agreement and such other agreements, documents and instruments; provided, however, Borrower shall be required to deliver to Lender original executed signature pages in substitution for said facsimile or email transmitted signature pages upon Lender’s request therefor.

12.28 SERVICE OF PROCESS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE BORROWER AS SET FORTH HEREIN IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.

12.29 JURISDICTION; VENUE. BORROWER AND LENDER IRREVOCABLY AGREE, AND HEREBY CONSENT AND SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, WITH REGARD TO ANY ACTIONS OR PROCEEDINGS ARISING FROM, RELATING TO OR IN CONNECTION WITH THE LIABILITIES, THIS LOAN AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL. BORROWER HEREBY WAIVES ANY RIGHT BORROWER MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION FILED IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION.

12.30 JURY WAIVER. BORROWER AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS LOAN AGREEMENT OR ANY OF THE OTHER AGREEMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN AND IN THE OTHER AGREEMENTS. BORROWER HEREBY REPRESENTS AND WARRANTS TO LENDER THAT IT HAS CONSULTED WITH AND BEEN COUNSELED BY COMPETENT COUNSEL CONCERNING THE WAIVER SET FORTH IN THIS SECTION AND HAS KNOWINGLY MADE SUCH WAIVER.

[Signature Page Follows]

Lender and Borrower executed and delivered this Loan Agreement by their duly authorized officers as of Effective Date.

Borrower:

Halo, Purely for Pets, Inc.,
a Delaware corporation

By:
Name: Robert Sauermann
Title: Executive Vice President

Lender:

Old Plank Trail Community Bank, N.A.,
a national banking association

By:
Name:
Title:

[Signature page to Loan and Security Agreement]

Schedule 1.1(A)
Existing Permitted Indebtedness

None.

Schedule 1.1(B)
Permitted Liens

None.

Schedule 4.1
Commercial Tort Claims

None.

Schedule 4.2
Borrower’s Information

LEGAL NAME	STATE OF ORGANIZATION	ORGANIZATIONAL IDENTIFICATION NUMBER
Halo Purely for Pets, Inc.	Delaware	4182913

Schedule 4.4
Chief Executive Office and Collateral Locations

Chief Executive Office:

12400 Race Track Road
Tampa, Florida 33626

Other Locations:

Fidelitone, inc.
1420 D Toshiba Dr.
Suite 100
Lebanon, Tennessee 37087

Pioneer Warehouse & Logistics, Inc
333 W Pioneer Drive
Joplin, Missouri. 64801

BNG Phoebe, LLC
109 Persnickety Place
Kiel, Wisconsin 53042

Schedule 4.11
Real Property Owned by Borrower

None.

Schedule 9.1(F)
Litigation

None.

Schedule 9.1(Q)
Borrower and Subsidiary Capital Structure

Borrower does not have any Subsidiaries.

Borrower has authorized 10,000 shares of common stock, without par value, 890 shares of which are outstanding and owned by Parent.

Schedule 9.1(S)
Labor Relations

None.

Schedule 9.3(D)
Investments

None.

Schedule 9.6
Separateness Covenants

•Maintain books and records separate from any other person or entity;
•Maintain its accounts separate from those of any other person or entity;
•Not commingle its assets with those of any other entity;
•Conduct its own business in its own name;
•Maintain separate financial statements (provided that such financial statements may be consolidated with the financial statement of Parent and its subsidiaries for reporting purposes, so long as such consolidated financial statements contain a footnote disclosing that Borrower is a separate entity which maintains its own separate books and records);
•Pay its own liabilities out of its own funds;
•Observe all corporate and other formalities required by its organizational documents;
•Maintain an arm's length relationship with its affiliates;
•Pay the salaries of its own employees and maintain a sufficient number of employees in light of its contemplated business operations;
•Not guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others;
•Not acquire obligations or securities of its partners, members, or shareholders;
•Allocate fairly and reasonably any overhead for shared office space;
•Use separate stationery, invoices, and checks;
•Not pledge its assets for the benefit of any other entity or make any loans or advances to any entity (except as provided in the transaction documents);
•Hold itself out as a separate entity;
•Correct any known misunderstanding regarding its separate identity; and
•Maintain adequate capital in light of its contemplated business operations.

9993997.11